SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NCT GROUP, INC.
              (formerly Noise Cancellation Technologies, Inc.)
              (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

(5) Total fee paid:
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/  /  Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
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(2) Form, schedule or registration statement no.:
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(3) Filing party:
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(4) Date filed:
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


                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 24, 1999
                                 ---------------

To the Stockholders of NCT GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.), a Delaware corporation (the "Company"), will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Thursday, June 24, 1999 at 2:00 p.m., for the following purposes:

1. To elect five directors for the year following the Meeting or until their successors are elected;

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of common stock authorized thereunder from 255,000,000 shares to 325,000,000 shares;

3. To approve a plan granting options to purchase common stock of the Company to four non-employee directors;

4. To ratify the appointment of Richard A. Eisner & Company, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

5. To transact such other business as may properly come before the Meeting.

   These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on May 25, 1999 are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

IRENE LEBOVICS
Executive Vice President
and Secretary

Linthicum, Maryland
May 26, 1999

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about June 1, 1999, to all stockholders of record at the close of business on May 25, 1999, in connection with the solicitation by the Board of Directors of Proxies for the Meeting to be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on June 24, 1999 at 2:00 p.m. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

Revocability

Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy or by attending the Meeting and voting in person.

Voting

The total number of shares of common stock of the Company outstanding as of May 25, 1999, was 174,237,793. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on May 25, 1999, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 87,118,898 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the amendment of the Company's Restated Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors. Further, the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the plan granting options to purchase common stock of the Company to four non-employee directors, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1999, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have no effect on the proposals.

                        DIRECTORS AND EXECUTIVE OFFICERS

General Information

Five directors are to be elected at the Meeting to serve until the next Annual Meeting of Stockholders of the Company or until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

Information Concerning Nominees

The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                               Director
         Name            Age    Since           Positions and Offices
         ----            ---   --------         ---------------------

   Jay M. Haft            63    1990        Chairman of the Board of Directors
   Michael J. Parrella    51    1986        President, Chief Executive
                                              Officer and Director
   John J. McCloy II      61    1986        Director
   Sam Oolie              62    1986        Director
   Stephan Carlquist      43    1997        Director

Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is also a Director of the Company's subsidiary, NCT Audio Products, Inc. ("NCT Audio"), a position which he has held since August 25, 1997. In addition, Mr. Haft is a Director of the Company's subsidiary, NCT Hearing Products, Inc. ("NCT Hearing"), a position to which he was appointed on July 15, 1998. Mr. Haft is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading-edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc.
(OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp.
(OTC) and Thrift Management, Inc. (OTC). He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wofsey, Certilman, Haft et al (1966-1988). He is a former member of the Florida
Commission for Government Accountability to the People and Treasurer of the Miami City Ballet.

Michael J. Parrella currently serves as President, Chief Executive Officer and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a Director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella was appointed a Director on August 25, 1997, and serves as Chief Executive Officer and Acting President of NCT Audio, a position to which he was elected on September 4, 1997. In addition, Mr. Parrella is a Director of NCT Hearing, a position to which he was appointed on July 15, 1998. Previously, Mr. Parrella served as Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

John J. McCloy II currently serves as a Director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally, he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a Director of the Company's subsidiary, NCT Audio, on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

Sam Oolie currently serves as a Director of the Company. Mr. Oolie also serves as a Director of the Company's subsidiary, NCT Audio, a position to which he was appointed on September 4, 1997. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1998.

Stephan Carlquist was elected as a Director of the Company on July 14, 1997, and currently serves as a Director of the Company. Mr. Carlquist also currently serves as a Director of NCT Audio since his appointment on November 14, 1997. He is President of Electrolux IT Solutions with worldwide responsibility for IT Services within the Electrolux Group and has held this position since June 1998. From 1993 to June 1998, Mr. Carlquist was President of ABB Financial Services, Inc. (USA), one of four business segments in the ABB Group. From June 1990 to June 1998, he also served as President of ABB Treasury Center (USA), Inc. From April 1988 to 1990, he was Executive Vice President of ABB World Treasury Center, Zurich, and from April 1986 to April 1988, he was the President of the Geneva branch of ASEA Capital Corporation. Mr. Carlquist joined ASEA AB in September 1983 as Manager, International Cash Management and served in that capacity until April 1986. From February 1981 to April 1983, he was employed as a Foreign Exchange Manager/Cash Manager at Atlas Copco AB.

Information Concerning the Board

The Board of Directors of the Company held twelve meetings (not including four actions by unanimous written consent) during the fiscal year ended December 31, 1998. Other than Messrs. McCloy and Carlquist, no incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period of his incumbency in such fiscal year; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during such period.

The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on October 20, 1998, and is composed of Messrs. Haft and Parrella. The Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1998, the members of the Executive Committee conferred with each other at lease once a week.

The Compensation Committee, which was appointed by the Board of Directors on October 20, 1998, reviews and determines the compensation policies, programs and procedures of the Company as they relate to the Company's senior management and is composed of Messrs. Carlquist and Oolie. The Board of Directors determines, and thereby establishes and provides for the administration of stock option plans, matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company. During the period of its existence in the fiscal year ended December 31, 1998, the Compensation Committee held no meetings.

The Audit Committee, which reviews the activities of the Company's independent auditors and which is currently composed of Messrs. Carlquist and Oolie, held one meeting during the fiscal year ended December 31, 1998.

The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board of Directors,
Attention: Jay M. Haft.

Directors' Fees, Restricted Stock and Stock Options

None of the Company's directors received any fees for his services as a director during 1998, except as follows. Messrs. McCloy, Carlquist, Salkind and Oolie were each granted options, subject to stockholder approval, to purchase 150,000 shares of common stock on January 15, 1998, pursuant to an informal plan included within resolutions adopted by the Board of Directors. Stockholder approval of such grants to Messrs. McCloy, Carlquist, Salkind and Oolie will be sought at the Meeting as further described below under "Grant of Options to Non-Employee Directors".

Certain Relationships and Insider Participation

In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry, and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996 to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1998, the Company was not required to make any such payments to ERI under these agreements.

In 1993, the Company entered into three Marketing Agreements with Quiet Power Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% of the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year, 1% in the fourth year and .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1998, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1998, the Company made no payments to QSI for project management services.

In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances, including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs it incurred in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due. QSI also loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

In April 1995, the Company and QSI entered into a second letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each. The payment of the indebtedness to be paid under the first agreement described in the preceding paragraph also was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, nonpayment of which is to constitute an event of termination under the Master Agreement.

On May 21, 1996, the Company and QSI entered into a third letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the third letter agreement, the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 as provided in the May 1995 letter agreement. In addition, the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing, with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

On April 9, 1997, the Company and QSI entered into a fourth letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 on January 1, 1998. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim and interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The fourth letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements, as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon ten (10) days notice of termination to QSI.

As of December 31, 1998, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services.

The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note"), for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate, as published from day to day in the Wall Street Journal, from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note, into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price shall be the lesser of (i) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion, or (ii) the fixed conversion price of $0.237. In no event will the conversion price be less than $0.15 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1998, to December 31, 1998, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 9, 1999, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer (as defined below) and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                          Amount and
                                           Nature of          Approximate
                                          Beneficial           Percentage
      Name of Beneficial Owner           Ownership (1)        Of Class (1)
      -------------------------------    ----------------     ------------

      Michael J. Parrella                  6,250,333  (2)         3.38%
      John J. McCloy                       3,653,635  (3)         2.02%
      Jay M. Haft                          1,666,891  (4)         0.93%
      Sam Oolie                              750,500  (5)         0.42%
      Stephan Carlquist                      355,000  (6)         0.20%
      Paul D. Siomkos                        225,000  (7)         0.13%
      Cy E. Hammond                          444,718  (8)         0.25%
      Irving M. Lebovics                     275,000  (9)         0.15%
      John B. Horton                         654,417 (10)         0.37%
      Irene Lebovics                       1,588,067 (11)         0.89%
      All Executive Officers and          16,038,561 (12)         8.37%
       Directors as a Group (11 persons)
      Carole Salkind                      10,119,043 (13)         5.67%
      Her Majesty The Queen,              11,250,000 (14)         6.30%
       Province of Alberta, Canada

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2)   Includes   862,500   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants and 5,374,500 shares issuable upon the exercise of currently exercisable options.

(3)   Includes   862,500   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants and 1,050,000 shares issuable upon the exercise of currently exercisable options.

(4)   Includes   218,500   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants, 10,000 restricted shares and 1,403,500 shares issuable upon the exercise of currently exercisable options.

(5) Includes 25,000 restricted shares and 450,000 shares issuable upon the exercise of currently exercisable options.

(6)   Includes 5,000 restricted shares and 350,000  shares   issuable  upon  the
      exercise  of  currently exercisable options.

(7) Includes 100,000 restricted shares and 125,000 shares issuable upon the exercise of currently exercisable options.

(8) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 419,718 shares issuable upon the exercise of currently exercisable options.

(9) Includes 275,000 shares issuable upon the exercise of currently exercisable options.

(10) Includes 20,000 shares issuable upon the exercise of currently exercisable warrants and 634,417 shares issuable upon the exercise of currently exercisable options.

(11)  Includes   201,250   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants and 591,300 shares issuable upon the exercise of currently exercisable options.

(12) Includes 2,189,750 shares issuable to 6 executive officers and directors of the Company upon the exercise of currently exercisable warrants, 10,848,435 shares issuable to 11 executive officers and directors of the Company upon the exercise of currently exercisable options, 140,000 restricted shares issued to 3 directors and one executive officer of the Company. Does not include 6,240,000 shares issuable to 8 executive officers of the Company which become exercisable over the passage of time and 25,000 shares issuable to 1 director of the Company which become exercisable in 1999.

(13) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.

(14) Her Majesty the Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3.

Compensation

Set forth below is certain information for the three fiscal years ended December 31, 1998, 1997 and 1996 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000 for services rendered in all capacities.

                                                                              Securities
                                                                              Underlying           All
Name and Principal                                         Other Annual    Options/Warrants       Other
     Position          Year    Salary ($)     Bonus ($)  Compensation ($)      SARs (#)        Compensation
------------------     ----    ----------     ---------  ----------------  ----------------    ------------

Michael J. Parrella    1998    $120,000      $205,889       $20,615        12,000,000 (2)      $5,918 (4)
     President and     1997     120,000       243,058        15,348         3,062,500 (3)       5,218 (4)
     Chief Executive   1996     120,000       106,885        15,348           475,000           5,218 (4)
     Officer (1)

Paul D. Siomkos        1998     105,192        78,125(5)      8,367         1,000,000 (2)           -
     Senior Vice       1997           -             -             -                 -               -
     President,        1996           -             -             -                 -               -
     Operations

Cy E. Hammond          1998      94,000        42,570        12,000           500,000 (2)           -
     Senior Vice       1997      94,000        65,939             -           150,000 (6)           -
     President, Chief  1996      94,000             -             -                 -               -
     Financial Officer

Irving M. Lebovics     1998      89,583 (7)         -        27,917           600,000 (2)           -
     Senior Vice       1997           -             -             -           100,000 (7)           -
     President,        1996           -             -             -           100,000 (7)           -
     Global Sales

John B. Horton         1998     105,000             -        12,000           200,000 (2)           -
     Senior Vice       1997     105,000        50,000             -           325,000 (10)          -
     President,        1996     116,932 (9)         -             -                 -               -
     General
     Counsel and
     Secretary (8)

Irene Lebovics         1998     105,000             -        12,000         2,000,000 (2)           -
     Executive Vice    1997     105,000             -             -           301,250 (11)          -
     President, and    1996     105,000             -             -                 -               -
     President of
     NCT Hearing
     Products, Inc.


(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(2) Refer to "Options and Warrants Granted in 1998" table and the footnotes thereto. On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Siomkos, 500,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Lebovics, 300,000 shares; as to Mr. Horton, 100,000 shares; and as to Ms. Lebovics, 1,000,000 shares.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Represents the fair market value on the date of grant of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) From January 1, 1996 to February 12, 1998, services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While employed by ESP, ESP received options to purchase 400,000 shares of the Company's common stock of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(8) Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999. Ms. Lebovics was elected Secretary of the Company on April 13, 1999.

(9) Mr. Horton was elected Senior Vice President, General Counsel and Secretary of the Company on May 6, 1996. Services were rendered by Mr. Horton as a consultant to the Company for the period January, 1995 through April, 1996.

(10) Includes an option to purchase 200,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(11) Includes a warrant to purchase 201,250 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

Stock Options and Warrants

The following table summarizes the Named Executive Officers' stock option and warrant activity during 1998:

                      Options and Warrants Granted in 1998

                                          Percent
                                          of Total                                  Potential
                                          Options                                   Realized Value
                         Shares           and                                       at Assumed Annual
                         Underlying       Warrants                                  Rates of Stock Price
                         Options          Granted    Exercise                       Appreciation for Option
                         and              to         Price                          and Warrant Term (6)
                         Warrants         Employees  Per        Expiration      -----------------------------
    Name                 Granted          in 1998    Share      Date                  5%            10%
---------------------    -------------    ---------  --------   ------------    -------------- --------------

Michael J. Parrella      6,000,000 (1)     27.3%     $0.3125    01/14/08        $1,045,296     $2,563,715
                         6,000,000 (2)     27.3%      1.0625           - (2)             - (2)          - (2)

Paul D. Siomkos            500,000 (3)      2.3%      0.3125    04/19/08            87,108        213,643
                           500,000 (2)      2.3%      0.7813           - (2)             - (2)          - (2)

Cy E. Hammond              250,000 (4)      1.1%      0.3125    02/13/08            43,554        106,821
                           250,000 (2)      1.1%      1.0313           - (2)             - (2)          - (2)

Irving M. Lebovics         300,000 (5)      1.4%      0.3125    02/13/08            52,265        128,186
                           300,000 (2)      1.4%      1.0313           - (2)             - (2)          - (2)

John B. Horton             100,000 (4)      0.5%      0.3125    02/13/08            17,422         42,729
                           100,000 (2)      0.5%      1.0313           - (2)             - (2)          - (2)

Irene Lebovics           1,000,000 (4)      4.5%      0.3125    02/13/08           174,216        427,286
                         1,000,000 (2)      4.5%      1.0313           - (2)             - (2)          - (2)

(1) Options to purchase these shares were granted pursuant to the 1992 Plan, of which an option to purchase 2,000,000 shares is currently exercisable and the remaining amount vest over the passage of time.

(2)   Options to purchase these shares were cancelled on December 4, 1998.

(3) Options to purchase these shares were granted pursuant to the 1992 Plan and in connection with an offer of employment and vest 25% immediately and 25% on the anniversary date each year following.

(4) Options to purchase these shares were granted pursuant to the 1992 Plan and vested 20% on October 20, 1998 upon the Company's stockholders' approval of the increase in the number of shares of the Company's common stock included in the 1992 Plan. The remaining amount vest 20% on the anniversary date of each grant.

(5) Options to purchase these shares were granted pursuant to the 1992 Plan and vested 25% on October 20, 1998 upon the Company's stockholders' approval of the increase in the number of shares of the Company's common stock included in the 1992 Plan. The remaining amount vest 25% on the anniversary date of each grant.

(6) The dollar amounts on these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

                  1998 Aggregated Options and Warrant Exercises and
                     December 31, 1998 Option and Warrant Values

                                                        Number of Shares
                           Number                       Underlying                      Value of Unexercised
                           of                           Unexercised Options             In-the-Money Options
                           Shares                       and Warrants at                 and Warrants at
                           Acquired                     December 31, 1998               December 31, 1998
                           on         Value       -------------------------------    ------------------------ ------
    Name                   Exercise   Realized     Exercisable    Unexercisable       Exercisable    Unexercisable
-----------------------    --------   --------    -------------  ----------------    -------------  ---------------

Michael J. Parrella              -    $     -      6,237,000      4,000,000           $ 7,043        $      -

Paul D. Siomkos                  -          -        125,000        375,000                 -               -

Cy E. Hammond                    -          -        444,718        200,000               783               -

Irving M. Lebovics               -          -        275,000        225,000             1,565               -

John B. Horton                   -          -        654,417         80,000               783               -

Irene Lebovics                   -          -        792,550        800,000             1,565               -


Compensation Arrangements with Certain Officers and Directors

On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.

Compensation Committee Interlocks

During the fiscal year ended December 31, 1998, the following persons served as members of the Compensation Committee of the Company's Board of Directors:
Stephan Carlquist, Morton Salkind and Sam Oolie. Mr. Carlquist was Chairman of the Committee during such fiscal year. Messrs. Carlquist and Oolie have also served as members of the Board of Directors of NCT Audio since November 14, 1997, and September 4, 1997, respectively. Mr. Salkind resigned as Director of the Company and Director of NCT Audio on January 19, 1999.

In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $0.375 per share, such price being the market price of the Company's common stock on the date of such authorization. The Board of Directors took such action based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

The Company and ERI entered into a joint venture in 1989, which was subsequently terminated. During the fiscal year ended December 31, 1998, the Company was not required to make any payments to ERI under the agreements. Please refer to "Certain Relationships and Insider Participation" for further information.

The Company and QSI have entered into nine agreements from 1993 to 1997. As of December 31, 1998, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services. Please refer to "Certain Relationships and Insider Participation" for further information.

On January 26, 1999, Carole Salkind, a spouse of a former director and an accredited investor subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible Note for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. Please refer to "Certain Relationships and Insider Participation" for further information.

Compensation Committee Report on Executive Compensation

As previously reported, at the conclusion of the Annual Meeting of Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer during the existence of a vacancy in that office. On June 19, 1997, Mr. Parrella was re-elected President and was elected Chief Executive Officer of the Company. At the conclusion of the Annual Meeting of Stockholders on October 20, 1998, Mr. Parrella was re-elected President and Chief Executive Officer of the Company.

Mr. Parrella's salary for 1998 was continued at the rate of $120,000 per year, the same as his salary in 1997 and 1996. As reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended indefinitely until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $205,889 under this percentage bonus arrangement during 1998. On January 15, 1998, the Board of Directors granted Mr. Parrella an option to purchase 6,000,000 shares of the Company's common stock. Vesting requirements were as follows: As to 2,000,000 shares, the date on which the Company's stockholders approve an amendment to the 1992 Plan increasing the number of shares covered by the 1992 Plan to 30,000,000 shares and providing for the other matters set forth in the resolutions adopted by the Board of Directors on January 15, 1998 (the "1/15/98 Amendment"); as to another 2,000,000 shares, the later to occur of (i) the date on which the Company's stockholders approve the 1/15/98 Amendment, or (ii) the date on which the Company's common stock has traded on The Nasdaq Stock Market, Inc.'s National Market System, Small Cap Market or Electronic Bulletin Board or other national or regional exchange or public trading facility as may then be applicable at a price of $2.50 per share or more for the preceding 60 consecutive days or January 15, 2001, whichever shall first occur; as to the remaining 2,000,000 shares, the later to occur of (i) the date described in clause (i) of the preceding sentence, or (ii) the date on which the Company's common stock has traded on the trading facilities in clause (ii) of the preceding sentence at a price of $3.50 per share or more for the preceding 60 consecutive days or the date set forth in clause (ii) of the preceding sentence, whichever shall first occur. In addition, in 1998, Mr. Parrella received a $20,615 annual automobile allowance and the Company paid the $5,918 annual premium for a $2.0 million personal life insurance policy on his behalf.

The base salary of Mr. Siomkos, as Senior Vice President, Operations, was established at $150,000. In addition to the salary, the Company granted him a one-time bonus of 100,000 shares of the Company's common stock in connection with his employment offer. Mr. Siomkos was granted an option to purchase 500,000 shares of the Company's common stock at an exercise price of $0.7813 per share on April 20, 1998, also in connection with his offer of employment. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Siomkos received an $8,367 automobile allowance.

The base  salary of Mr.  Hammond,  as Senior  Vice  President,  Chief  Financial
Officer, was $94,000 for 1998, the same as his salary in 1997 and 1996. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of $16.0 million of convertible preferred stock and other accomplishments, Mr. Hammond was awarded a cash bonus of $42,570 in 1998. In addition, the Company granted Mr. Hammond an option to purchase 250,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, in 1998, Mr. Hammond received a $12,000 annual automobile allowance. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company.

Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was also increased to $30,000 per annum. Mr. Lebovics was promoted to Senior Vice President, Global Sales, in January 1999. The Company granted Mr. Lebovics an option to purchase 300,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Lebovics received a $5,000 automobile allowance.

The base salary of Mr. Horton, as Senior Vice President, General Counsel and Secretary of the Company was established at $105,000 in 1998, which was the same as his salary rate for 1997. The Company granted Mr. Horton an option to purchase 100,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Horton received a $12,000 annual automobile allowance. Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999.

The base salary of Ms. Lebovics, as Executive Vice President and President of NCT Hearing Products, Inc., was established at $105,000 for 1998, which was the same as her salary for 1997 and 1996. The Company granted Ms. Lebovics an option to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Ms. Lebovics received a $12,000 annual automobile allowance. On April 13, 1999, Ms. Lebovics was elected Secretary of the Company.

Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers, the extent to which they had received previous reductions in overall levels of compensation in November of 1994 in connection with the Company's restructuring, the absence, in many instances, of any material increase in salary or other cash compensation for any of the past several years, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                           THE COMPENSATION COMMITTEE


                           By:  /s/ STEPHAN CARLQUIST, Chairman
                                /s/ SAM OOLIE

Performance Graph

Note:The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                             NCT Group, Inc.
                                         Stock Performance (1)

[OBJECT OMITTED]

                                12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
                                --------    --------    --------    --------    --------    --------

     NCT                          100          26          63          14          38          10

     NASDAQ Composite Index       100          98         138         170         209         294

     NASDAQ Electronic            100         110         183         316         332         513
     Component Stock
     Index (2)



(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1993.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

               Amendment of Restated Certificate of Incorporation
                      to Increase Authorized Capitalization

The Board of Directors has approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 255,000,000 to 325,000,000. As of the record date, the Company had outstanding 174,237,793 shares of common stock and had reserved an additional 80,762,207 shares of common stock for issuance upon the conversion of the Company's Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, the secured convertible Note, the exchange of NCT Audio Common Stock and the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes. If approved by the stockholders, the issuance of such shares would be dilutive to existing stockholders. The additional shares of common stock to be authorized pursuant to the Amendment may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company.

Stockholders of the Company do not currently possess, nor upon the adoption of the Amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.


                              GRANT OF OPTIONS TO
                             NON-EMPLOYEE DIRECTORS

On January 15, 1998, the Board of Directors adopted resolutions implementing an informal plan granting, subject to the approval of the stockholders of the Company, each of the Company's four (4) non-employee directors an option to purchase 150,000 shares of the common stock of the Company at $1.0625 per share, the fair market value of the Company's common stock on the date of grant, in recognition of the efforts of those directors in connection with past services to the Company. Certain members of the Company's senior management and the Chairman of the Board of Directors had been granted options for similar reasons under the 1992 Plan which, by its terms, prohibited the grant of options to non-employee directors. On December 4, 1998, these options were cancelled and reissued as a new grant at $0.3125 per share, the fair market value of the Company's common stock on the date of grant. At the time of such stockholder approval, the Company will incur a non-cash charge to earnings representing the fair value of the options granted.

The material features of the foregoing plan include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock is 600,000 shares.

o    The plan is administered by the Board of Directors.

o The persons who are eligible to participate under the plan are limited to the Company's then four (4) non-employee directors, Messrs. McCloy, Oolie, Carlquist and Salkind.

o The exercise price of the options granted under the plan is the fair market value of the shares of the Company's common stock on the date of grant of the option.

o In order to comply with the rules of the Nasdaq Stock Market, Inc., the grant of the options under the plan is subject to the approval of the Company's stockholders.

The following table sets forth certain additional details concerning the Plan.

                                    New Plan Benefits
                                                                                 Implemented by Resolution
                                                                                Adopted January 15, 1998 (1)
                                                                                ----------------------------
                                                                                                    Number
       Name (2)                         Position                                $ Value (3)         of Units
       --------                         --------                                -----------         --------

   Michael J. Parrella (4)      President, Chief Executive Officer
                                   and a Director                                      -                  -
   Paul D. Siomkos              Senior Vice President, Operations                      -                  -
   Cy E. Hammond                Senior Vice President and
                                   Chief Financial Officer                             -                  -
   Irving M. Lebovics           Senior Vice President, Global Sales                    -                  -
   John B. Horton (5)           Senior Vice President, General Counsel                 -                  -
                                   and Secretary                                       -                  -
   Irene Lebovics (5)           Executive Vice President and President,
                                   NCT Hearing Products, Inc.                          -                  -
   Executive Group (6)                                                                 -                  -
   Non-Executive
   Director Group (7)                                                            187,500            600,000
   Non-Executive
   Officer Employee
   Group (8)                                                                           -                  -
   Active Consultant
   Group (9)                                                                           -                  -

(1) The table includes grants under the informal plan implemented by resolution adopted by the Board of Directors on January 15, 1998, which grants were subject to the approval of the stockholders at the Meeting. The options granted on January 15, 1998 were cancelled and reissued on December 4, 1998.

(2)   Named executive officers are those for the 1998 fiscal year.

(3) The value per unit equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock was $0.3125, on December 4, 1998, the date of grant.

(4) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(5) Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999, and Ms. Lebovics was elected Secretary of the Company on April 13, 1999.

(6)   0 persons on January 15, 1998.

(7)   4 persons on January 15, 1998.

(8)   0 persons on January 15, 1998.

(9)   0 persons on January 15, 1998.

Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the 1992 Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participant disposes of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of : (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

The Board of Directors recommends a vote FOR approval of the grant of the options to Messrs. McCloy, Oolie, Carlquist and Salkind described above.


                              INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1999. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. Carlquist and Oolie and has responsibility for recommending the selection of auditors.

Richard A. Eisner & Company, LLP was appointed by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1998.

Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.


                              STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company by December 31, 1999, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
May 26, 1999

                                 NCT GROUP, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Irene Lebovics as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the shares of Common Stock of NCT Group, Inc. held of record by the undersigned on May 25, 1999, at the Annual Meeting of Stockholders to be held on June 24, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed at right except as marked to the contrary)   / /

   WITHHOLD AUTHORITY to vote for all nominees listed at right          / /

              Jay M. Haft, Michael J. Parrella, John J. McCloy II,
                          Sam Oolie, Stephan Carlquist
           (to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
           ----------------------------------------------------------

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of Common Stock authorized thereunder from 255,000,000 shares to 325,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

3. To approve a plan granting options to purchase common stock of the Company to four non-employee directors.

                         FOR / / AGAINST / / ABSTAIN / /

4. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1999.

                         FOR / / AGAINST / / ABSTAIN / /

5. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

                                       Dated:  ________________________, 1999

                                       --------------------------------------

                                       --------------------------------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE

                              [GRAPHIC OMITTED]


                               NCT GROUP, INC.


                              1998 Annual Report

[GRAPHIC OMITTED]
COMPANY PROFILE




NCT Group, Inc. ("NCT" or the "Company") is a leading technology company dedicated to the development and commercialization of Active Wave Management applications--the electronic manipulation of sound and signal waves to reduce noise, improve signal-to-noise ratios and enhance sound quality.

Formed in 1986 with a focus on noise reduction applications, the NCT of today holds one of the most comprehensive patent portfolios in the industry with a broad focus on products and technologies for growth markets.

The Company is organized into strategic business units ("SBU's"), each targeted to the commercialization of their products in specific markets. NCT's SBU's include NCT Audio Products, Inc. ("NCT Audio"), NCT Hearing Products, Inc. ("NCT Hearing"); NCT Communications; DistributedMedia.com, Inc. ("DMC"); and Advancel Logic Corporation ("Advancel"). The Company's branded products include:
Gekko(TM), a unique line of flat speakers for home audio and home theater; NoiseBuster(R),a line of active noise reduction ("ANR") headsets for audio, cellular and telephone applications; ProActive(R), a line of industrial ANR earmuffs and communications headsets; ClearSpeech(R), a line of noise reduction systems for two-way communications systems as well as software for intranet communications; and silicon micromachined microphones ("SMM") providing superior technology for communications and other applications.

NCT's corporate strategy is to separately capitalize each SBU as a subsidiary through a private or public financing or a combination thereof, with NCT maintaining a majority ownership, thereby providing the Company with multiple sources of licensing, royalty and service revenues and delivering enhanced value to NCT shareholders.

 LETTER TO SHAREHOLDERS
[GRAPHIC OMITTED]

Dear Fellow Shareholders:
While 1998 was a disappointing year with regard to delays in securing acquisition financing for our NCT Audio subsidiary and longer-than-anticipated lead times required to ramp up our new Gekko(TM) audio product manufacturing and distribution efforts, we are staying focused on our strategic path. As evidenced by our strong first quarter 1999 performance, substantial progress has been made. We posted improved sales in the NCT Audio and NCT Communications business units and we will strive to deliver continued positive results throughout the year. Please refer to our enclosed financial statements for specific results for 1998.

With regard to the NCT Audio acquisitions, we recently announced the acceptance of a proposal from Coast Business Credit for $40 million in debt financing. We are currently engaged in securing the equity portion of the financing.

We have successfully transitioned the manufacturing of the Gekko(TM) flat speaker product line from small-volume, domestic production to high-volume, lower-cost overseas production. We are fortunate to have Goldmax, a leading manufacturer, producing our speakers and our time and effort has been well spent -- the finished products are of excellent sound and quality. Line expansion efforts including larger-sized Gekko(TM) speakers, system bundles, and an MTV(TM)-branded product line presented further challenges, but we are glad to say as of today all of these products are in stock and are being sold.

Given the delay in closing the NCT Audio acquisitions, we did not have the benefit of an existing distribution pipeline for Gekko(TM) and, therefore, proceeded to put in place the resources necessary to develop one ourselves. This took some time, but we are happy to report that to date 185 dealers have signed on to carry the Gekko(TM) line, and as a result product sales are steadily increasing and the Gekko(TM) brand is gaining in name recognition. We are also proud to point out that the consumer electronics industry has endorsed the product by awarding it the Best of Showcase Honoree prize in the home theater category at the 1998 Consumer Electronics Show.

The MTV(TM) brand flat speaker line with its unique MTV(TM)-designed speaker cabinet and grilles was introduced at the 1999 Winter Consumer Electronics Show and rolled out this past April.

Prolific inventing remains a cornerstone of NCT and the Company continues to have one of the most comprehensive patent portfolios in the industry. We were granted 106 new patents in 1998 and now hold the rights to 305 inventions.

A combination of NCT's flat speaker know-how and further internal technical innovation has led us to form a new subsidiary called DistributedMedia.com, Inc., a media company that delivers music programming as well as audio and billboard advertising to out-of-home venues. Initial response to this unique advertising medium has been very positive and we are very encouraged about the prospects for this subsidiary as it enters the multi-billion dollar broadcast audio and out-of-home advertising markets. Because each DMC system includes four to twelve flat speakers, DMC is likely to become one of NCT Audio's largest customers.

NCT has executed a number of technology licensing agreements to date. Advancel has licensed its 32-bit processor core to STMicroelectronics, the worldwide leader in smartcards. According to published market data, 1.2 billion smartcard chips were shipped in 1997. The total chip market is anticipated to exceed $1 billion in the year 2000.

In addition to previously mentioned companies such as Intel Corporation, Oki Electric Company, Westinghouse Wireless Solutions Company, VLSI Technology, Inc., Interactive Products, Inc., and HM Electronics, Inc., Clearspeech(R) algorithms have recently been licensed to Lernout & Hauspie ("L&H"), the world leader in speech technology, for use in their speech applications such as voice command and control in a car and on cell phone and mobile dictation solutions. L&H's decision to license NCT's noise cancellation algorithm was based on the results of its extensive testing which showed a significant reduction in voice recognition error rates.

LETTER TO SHAREHOLDERS
[GRAPHIC OMITTED]

Diablo Research Company ("DRC"), a leading high-technology engineering design and project management company, will engineer solutions and develop products incorporating NCT technology. Once committed to a program, NCT will license or DRC will sublicense each DRC customer directly. DRC will have access to all NCT technologies. This is an excellent opportunity for NCT because DRC is serving as an extension to our technical sales force by promoting our technology to its impressive list of customers which includes industry giants such as Intel Corporation, Microsoft, Motorola, Honeywell and General Electric, just to name a few.

NCT's cross-licensing arrangement with U.K.-based speaker manufacturer New Transducers Limited ("NXT"), continues to flourish. To date, NXT has signed license agreements with over 88 companies for the development of products using the cross-licensed flat speaker technology. Products that have been developed to date which incorporate flat panel technology include: The Traveler portable stereo system by Kodel; the Mission x-Space three piece satellite/sub system; The Wharfedale LoudPanel(TM) picture speaker system; multimedia speakers from Benwin, Fujitsu and Gallant, and a widescreen front-projection TV screen with built-in left, right and center channel speakers from NEC.

Several years ago, NCT obtained exclusive rights to certain patents relating to silicon micromachined microphones, an advanced microphone chip. Under license from NCT, Siemens AG is making a substantial investment to develop, manufacture and market silicon micromachined microphones. Initial silicon samples are expected in the second half of 1999. The total worldwide market for microphones is estimated to be nearly one half billion units annually and thus represents a significant opportunity for NCT.

Although we have been down a rough road, we still believe strongly in our strategy and market focuses. We acknowledge the dedication and commitment of our employees and appreciate the patience and loyalty of our shareholders. Our belief in NCT's future success remains steadfast and optimistic.

On behalf of the Board of Directors,

/s/ JAY M. HAFT                         /s/ MICHAEL J. PARRELLA
---------------------                   -----------------------
Jay M. Haft                             Michael J. Parrella
Chairman of the Board of Directors      President and Chief Executive Officer

 NCT TECHNOLOGIES & PRODUCTS
[GRAPHIC OMITTED]

NCT is a leading technology developer with an extensive patent portfolio and a wide variety of product and technology offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratios and enhance sound quality.

Anti-noise Technology
[TWO GRAPHICS OMITTED] NCTI's NoiseBuster(R) and ProActive(R) headset product lines incorporate a technology called "anti-noise" or active noise reduction. ANR is the electronic coupling of a sound wave with its exact mirror image resulting in a significant reduction of the offensive ambient noise before it reaches the user's ears. This technology is particularly effective against low frequency noise, such as noise generated by computer fans, heating, ventilating and air conditioning systems and motor or engine-driven equipment. Reduction of this type of noise is especially important for intelligible communications. A scientifically-proven principle known as the upward spread of masking demonstrates that as the intensity of low frequency sound increases, it is accompanied by a disproportionate degradation in ability to perceive consonant sounds that carry the meaning of speech.

[GRAPHIC OMITTED] The NoiseBuster(R) line of headsets for cellular and telephony applications are the only communications headsets on the market to offer active noise reduction for the highest level of intelligibility and clarity of received communications. The NoiseBuster(R) portable stereo headphone is digital-ready and specifically designed to deliver peak acoustic performance from portable audio devices, even when they are used in noisy settings. The NoiseBuster(R) headphone is an excellent travel accessory because it dramatically reduces aircraft cabin din, and bus and train engine noise, making traveling a more relaxing and enjoyable experience. ProActive(R) is a line of ANR earmuffs and communications headsets for use in higher-noise commercial and industrial environments.

[GRAPHIC OMITTED] The NoiseBuster(R) headphone has been co-branded by Maxell Corporation as part of its audio headphone line. Additionally, United Airlines is the first major carrier to integrate NoiseBuster(R) electronics into its in-flight passenger entertainment units and provide ANR-compatible headphones to its passengers.


ClearSpeech(R) Digital Technology
NCT's ClearSpeech(R) products incorporate algorithms which are specifically designed to remove noise and echo from speech communications. These breakthrough technologies dramatically improve communications clarity and comfort through devices such as cellular phones and two-way radios. Additionally, the algorithm greatly improves accuracy of speech recognition applications. The ClearSpeech(R) noise cancellation algorithm removes up to 95% of stationary, or constant, noise from a signal containing noise and speech. The ClearSpeech(R) advanced echo cancellation algorithm can be used on its own or in conjunction with noise reduction for applications such as personal computer ("PC") telephony and hands-free mobile communications.

ClearSpeech(R) technology has been licensed by leading companies for a wide variety of applications. Lernout & Hauspie, the world leader in speech technology, has licensed the algorithms for use in speech applications such as voice command and control in a car and on a cell phone and mobile dictation solutions. L&H's decision to license NCT's noise cancellation algorithm was based on the results of its extensive testing which showed a significant reduction in voice recognition error rates.

 NCT TECHNOLOGIES & PRODUCTS
[GRAPHIC OMITTED]

ClearSpeech(R) Digital Technology (continued)
Audio Intelligent Devices ("AID"), a leading provider of products and technology to the law enforcement surveillance market, is utilizing the technology to enhance intelligibility and clarity of communications which often must be deciphered in noisy environments. HM Electronics, a leading manufacturer of drive-thru restaurant intercom systems, has integrated the technology to remove background car noise from transmitted orders which enhances productivity and accuracy.

[GRAPHIC OMITTED] NCT also offers its own products incorporating ClearSpeech(R) technology. ClearSpeech(R)-Mic is the first digital noise reduction microphone system for use with hands-free car kits. The product substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voice more clearly and with less frustration and anxiety. ClearSpeech(R)-Speaker cleans background noise from the incoming speech signal over a two-way or mobile radio for the utmost in intelligibility. The system is suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems.

ClearSpeech(R)-IPhone software for corporate intranets has generated interest from global companies whose long distance telephone bills for intra-company calls are astoundingly high. Communications via intranets is the next wave in telecommunications, however is impeded by voice quality issues. NCT's software solves these problems by eliminating much of the noise and echo that plagues PC communications applications.

Silicon Micromachined Microphone
NCT's Silicon Micromachined Microphone represents the next generation in microphone technology. The SMM's superior price performance characteristics over conventional microphones, as well as other important features, make it the ideal microphone for use in telephony, speech recognition, multimedia and other communications applications. The small chip dimensions of the SMM--only 3mm on each side--make it useful for packaging into products with tight size constraints, such as hearing aids. Siemens Semiconductors of Siemens AG has licensed NCT's SMM technology and will develop, manufacture and market these microphones as surface mountable devices.

Java(TM) Virtual Machine Chip
Advancel, a subsidiary of the Company, has developed a breakthrough Java(TM) hardware platform onto which NCT technologies can be ported and offered to developers. This Java(TM) Virtual Machine chip can be used in a wide variety of applications such as speech-activated appliances, hardware I-Phones, digital headsets, digital hearing aids, intelligent phones, cellular phones that support speech dialing and other such smart communications devices. Advancel has licensed this technology to STMicroelectronics, the worldwide leader in smartcards. Smart cards can hold money or money equivalents, provide secure access to a network, secure cellular phones from fraud or can perform a specific operation such as a pre-paid disposable phone card.

Flat Panel Transducer Technology
Flat Panel Transducers ("FPT") are thin sound conductive panels. NCT's expertise in the optimization and equalization of sound waves enables the FPT to produce high quality audio while solving many packaging issues such as size, sound quality and shielding. FPT applications include home theater, professional audio, multimedia and automotive original equipment and aftermarket.

 NCT TECHNOLOGIES & PRODUCTS
[GRAPHIC OMITTED]

Flat Panel Transducer Technology (continued)
[GRAPHIC OMITTED] Gekko(TM) flat speakers are unique in both sound quality and design. Unlike standard stereo speakers that pinpoint ideal sound to one "sweet spot", Gekko(TM) flat speakers employ FPT technology which evenly disperses high-quality sound throughout the room for Sweet Space(TM). The breakthrough packaging concept of the Gekko(TM) flat speaker features a unique thin cabinet designed for wall mounting. The standard front speaker grille can be easily replaced with a custom grille printed with any of hundreds of images from the ArtGekko(TM) catalog, making the speaker wall art. For home theater applications which require as many as five speakers, the space-saving and aesthetic advantages of this breakthrough product line are clear.

[GRAPHIC OMITTED] NCT has licensed the MTV(TM): Music Television brand to create an MTV(TM) flat speaker targeted to the Generation-X and Y consumer. This product is being sold as a three-piece system which includes two speakers and a three-channel subwoofer. The line includes its own collection of printed grilles designed by MTV(TM) graphic artists.

Through a cross license with UK-based speaker manufacturer NXT, many license agreements have been signed for the development of products using flat speaker technology. Products that have been developed to date which incorporate flat panel technology include: The Traveler portable stereo system by Kodel; the Mission x-Space three piece satellite/sub system; The Wharfedale LoudPanel(TM) picture speaker system; multimedia speakers from Benwin, Fujitsu and Gallant, and a widescreen front-projection TV screen with built-in left, right and center channel speakers from NEC.

Flat speakers are the cornerstone of the Sight and Sound(TM) system, a unique new advertising vehicle being offered by DistributedMedia.com, Inc., a subsidiary of NCT. This system uses the Internet to deliver music programming and audio advertising to out-of-home venues with focuses in the health, fitness, hospitality and education markets. The audio is played through flat speakers which feature grilles printed with advertising messages.

For more information on NCT technology and products call 800-278-3526.

FINANCIAL TABLE OF CONTENTS



Five Year Summary......................................................8

Management's  Discussion  and Analysis of Financial
Condition  and Results of Operations...................................9

Independent Auditors' Report..........................................23

Consolidated Balance Sheets...........................................24

Consolidated Statements of Operations.................................25

Consolidated Statements of Stockholders' Equity....................26-27

Consolidated Statements of Cash Flows.................................28

Notes to Financial Statements.........................................29

Corporate Information.................................................60

FIVE YEAR SUMMARY (1)

                                                    (In Thousands of Dollars and Shares, except per share amount)
                                                                       Years Ended December 31,
                                                 ------------------------------------------------------------------
                                                    1994          1995          1996          1997          1998
                                                 ------------------------------------------------------------------
STATEMENTS OF OPERATIONS
DATA:
REVENUES
 Product Sales                                   $   2,337     $   1,589     $   1,379     $   1,720     $   2,097
 Engineering and development services                4,335         2,297           547           368           425
 Technology licensing fees and other                   452         6,580         1,238         3,630           802
                                                 ----------    ----------    ----------    ----------    ----------
      Total revenues                             $   7,124     $  10,466     $   3,164     $   5,718     $   3,324
                                                 ----------    ----------    ----------    ----------    ----------
COSTS AND EXPENSES:
 Cost of product sales                           $   4,073     $   1,579     $   1,586     $   2,271     $   2,235
 Cost of engineering and development services        4,193         2,340           250           316           275
 Selling, general and administrative                 9,281         5,416         4,890         5,217        11,238
 Research and development                            9,522         4,776         6,974         6,235         7,220
 Interest (income) expense, net                       (580)          (49)           17         1,397 (4)      (429)
 Equity in net (income) loss of unconsolidated
   affililates                                       1,824           (80)           80             -             -
 Other (income) expense, net                           718           552           192           130        (3,032) (5)
                                                 ----------    ----------    ----------    ----------    ----------
      Total costs and expenses                   $  29,031     $  14,534     $  13,989     $  15,566     $  17,507
                                                 ----------    ----------    ----------    ----------    ----------
 Net loss                                        $ (21,907)    $  (4,068)    $ (10,825)    $  (9,848)    $ (14,183)
Less:
 Preferred stock dividend requirement                    -             -             -         1,623         3,200
 Accretion of difference between carrying
   amount and redemption amount of
   redeemable preferred stock                            -             -             -           285           485
                                                 ----------    ----------    ----------    ----------    ----------
Net (loss) attributable to common stockholders   $ (21,907)    $  (4,068)    $ (10,825)    $ (11,756)    $ (17,868)
                                                 ==========    ==========    ==========    ==========    ==========
 Weighted average number of common shares
   outstanding (2) - basic and diluted              82,906        87,921       101,191       124,101       143,855
                                                 ==========    ==========    ==========    ==========    ==========
 Basic and Diluted Net loss per share            $   (0.26)    $   (0.05)    $   (0.11)    $   (0.09)    $   (0.12)
                                                 ==========    ==========    ==========    ==========    ==========


                                                                            December 31,
                                                 ------------------------------------------------------------------
                                                   1994           1995          1996          1997          1998
                                                 ------------------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                                    $  12,371     $    9,583    $    5,881    $   17,361    $  15,465

 Total liabilities                                   6,903          2,699         3,271         2,984        5,937
 Long-term debt                                          -            105             -             -            -
 Accumulated deficit                               (68,780)       (72,848)      (83,673)      (93,521)    (107,704)
 Stockholders' equity(3)                             5,468          6,884         2,610        14,377        3,426
 Working capital (deficiency)                          923          1,734        (1,312)       11,696       (1,187)

(1)The selected consolidated financial data set forth above are derived from the historical financial statements of the Company. The data set forth above is qualified in its entirety and should be read in conjunction with the Company's consolidated "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere herein.

(2)Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible Preferred Stock, since their effect would be antidilutive.

(3) The Company has never declared nor paid cash dividends on its common stock.

(4)Includes interest expenses of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(5)Includes a $3.2 million gain from the exercise of an option received from Verity in connection with the cross license agreement entered into by the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.

   Forward-Looking Statements

   Statements in this filing which are not historical facts are forward-looking statements under provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. NCT Group, Inc. ("NCT" or the "Company") wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

   Important factors that could cause actual results to differ materially include but are not limited to the Company's ability to: achieve profitability; achieve a competitive position in design, development, licensing, production and distribution of electronic systems for Active Wave Management; produce a cost effective product that will gain acceptance in relevant consumer and other product markets; increase revenues from products; realize funding from technology licensing fees, royalties, product sales, and engineering and development revenues to sustain the Company's current level of operation; timely introduce new products; continue its current level of operations to support the fees associated with the Company's patent portfolio; maintain satisfactory relations with its customers; attract and retain key personnel; prevent invalidation, abandonment or expiration of patents owned or licensed by the Company and expand its patent holdings to diminish reliance on core patents; have its products utilized beyond noise attenuation and control; maintain and expand its strategic alliances; and protect Company know-how, inventions and other secret or unprotected intellectual property.

   Overview

   On April 7, 1999, the Company issued a news release including information about $3.6 million of technology license fees and net profit of $0.1 million for the first quarter of 1999. Such revenue recognition and the resulting net profit were not audited. In the circumstances, the amount that may be recognized for such technology license fees is dependent on a definitive license agreement and certain valuation considerations. The technology license fee consideration is occasioned by 3,600 shares of Series E Convertible Preferred Stock returned to the Company in lieu of cash consideration.

   The Company is continuing the transition initiated in 1995 from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Prior to 1995, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology licensing fees paid by such companies. The Company's strategy generally has been to obtain technology licensing fees when initiating joint ventures and alliances with new strategic partners. In 1998, the Company received approximately 13% of its operating revenues from engineering and development funding, compared with 6% in 1997. Revenues from product sales were limited to sales of specialty products and prototypes. Since 1991, revenues from product sales have generally increased, although in 1996 product sales declined slightly due to delays in production and reduced pricing of certain products. In 1998, revenues from product sales resumed their year-to-year increase. Management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds.

   As a result of the 1994 acquisition of certain Active Noise and Vibration Technologies, Inc. ("ANVT") assets, the Company became the exclusive licensee of ten seminal patents, the Chaplin Patents, through its wholly-owned subsidiary, Chaplin Patents Holding Co., Inc. ("CPH"). The Company's ability to license the Chaplin Patents directly to unaffiliated third parties provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that its intellectual property portfolio prevents other competitors and potential competitors in the field of Active Wave Management from participating in certain commercial areas without licenses from the Company.

   Note 1 to the accompanying Financial Statements and the "Liquidity and Capital Resources" section which follows describes the current status of the Company's available cash balances.

   As previously disclosed, the Company implemented changes in its organization and focus in late 1994. Additionally, in late 1995 the Company redefined its corporate mission to be the worldwide leader in the advancement and commercialization of Active Wave Management technology. Active Wave Management is the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality. This redefinition is the result of the development of new technologies, as previously noted, such as adaptive speech filter ("ASF"), Top Down Surround Sound(TM) ("TDSS"), flat panel transducers ("FPT"), and the Silicon Micromachined Microphone ("SMM"), which the Company believes can produce products for fields beyond noise and vibration reduction and control. These technologies and products are consistent with shifting the Company's focus to technology licensing and product marketing in more innovative industries having greater potential for near term revenue generation. The redefinition of corporate mission is reflected in the revised business plan, which the Company began to implement during the first quarter of 1996 and has continued through 1998.

   As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The funding from these sources, if realized, will reduce the Company's dependence on engineering and development funding. The beginning of this process is shown in the shifting percentages of operating revenue, discussed below.

   In January 1998, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1999. The Company did not meet the plan's revenue targets and as noted below, found it necessary to raise additional capital to fund it's operations for 1998 and beyond. Refer to "Liquidity and Capital Resources" below and to Notes 1 and 8 - Notes to Financial Statements.

   Success in generating technology licensing fees, royalties and product sales is significant and critical to the Company's success. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

   From the Company's inception through December 31, 1998, its operating revenues, including technology licensing fees and royalties, product sales and engineering and development services, have consisted of approximately 26% product sales, 43% engineering and development services and 31% technology licensing fees and royalties.

   The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing, and their assessment of how best to integrate the Company's technology into their products and manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

   The Company continues to sell NoiseBuster Extreme!(TM) consumer headsets and began shipping Gekko(TM) flat speakers in the third quarter of 1998. The Company is presently selling products through six of its alliances: Walker Manufacturing Company is manufacturing and selling industrial silencers; Siemens Medical Systems, Inc. is buying and contracting with the Company to install quieting headsets for patient use in Siemens' MRI machines; in the fourth quarter of 1994 Ultra began installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; Oki Electric Industry Co., Ltd. is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications; and BE Aerospace and Long Prosper Enterprise Co., Ltd. are supplying NoiseBuster(R) components for United Airlines' comprehensive in-flight entertainment and information systems. Management believes these developments and those previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

   The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

   The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. During 1994, the Company acquired a license to two patents in the field of micro-machined microphones and concluded the acquisition of all of the patents, know-how and intellectual property of a former competitor, ANVT. During 1995 the Company acquired several U.S. patents dealing with adaptive speech filtering which is used in the Company's ClearSpeech(R) product line. Since 1996, the Company has been granted 197 new patents for various applications in the field of Active Wave Management. Management believes that the Company's investment in its technology has resulted in the expansion of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

   The Company has become certified under the International Standards Organization product quality program known as "ISO 9000", and continues to successfully maintain its certification. Since the third quarter of 1994, the Company has reduced its worldwide work force by 40% from 173 to 104 current employees as of February 28, 1999.

   NCT Audio Products, Inc. ("NCT Audio"), a majority owned subsidiary of the Company, has signed three letters of intent, one agreement to purchase, and one definitive purchase agreement pursuant to which it will acquire 100% of the stock or assets of the companies outlined below. Management believes the consummation of these acquisitions will provide significant value creation opportunities. By acquiring companies that specialize in different segments of the audio market in various locations around the world, management believes it can improve profitability of the combined companies by sharing some resources, eliminating redundant expenses and increasing revenue by leveraging each company's distribution channels. Some of the synergistic opportunities that will be achieved with the acquisitions include the ability to (i) leverage the extensive dealer network; (ii) gain access to worldwide consumer audio markets and establish automotive audio aftermarket accounts; (iii) increase product distribution of all acquisition companies in world markets; (iv) cross-sell the acquisition companies' products among distribution channels; and (v) maximize the warehousing and distribution facilities. Overall, these opportunities are expected to significantly strengthen the distribution network of NCT Audio's product line into the worldwide market.

   On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), a wholly-owned subsidiary of Top Source Technologies, Inc. ("TST"). TSA, located in Troy, Michigan, specializes in the design and manufacture of speaker enclosures that maximize audio output for automotive Original Equipment Manufacturers ("OEMs"), Tier One suppliers, and key aftermarket accounts. TSA's systems are factory installed on Chrysler Corporation's ("Chrysler") Wrangler model line and are also offered as dealer installed accessory packages. Earlier on June 11, 1998 NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price is $10,000,000 and up to $6,000,000 in possible future contingent payments. The seller has elected to receive the possible future contingent payments in cash. The shareholders of TST approved the transaction on December 15, 1998.

   NCT Audio then paid TST $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When TST's shareholders approved the transaction, the $2,050,000 was delivered to TST. In return, NCT Audio took ownership of the documentation and securities.

   NCT Audio has an exclusive right, as extended, to purchase the assets of TSA through May 28, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for the extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings and a $204,315 note payable, due April 16, 1999. If NCT Audio fails to pay the note by April 16, 1999, (a) the note will begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee will no longer be credited toward the $6.5 million purchase consideration due at closing. NCT Audio did not pay the note by April 16, 1999. If NCT Audio fails to pay the note by April 30, 1999, the
$204,315 portion of the extension fee shall no longer be credited toward the $6.5 million closing amount due. Further, if NCT Audio fails to close the contemplated transaction by May 28, 1999, NCT Audio will forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's inability to close the transaction by March 31, 1999, TST received $100,000 of NCT Audio's Convertible Preferred Stock as a penalty premium.

   On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"). PPI, located in Phoenix, Arizona, designs and manufactures high performance amplifiers, preamplifiers, subwoofers, signal processors and speakers for the automotive audio aftermarket. PPI has a network of over 600 dealers for its products throughout the United States. NCT Audio will acquire the interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to pay approximately $8.5 million of PPI debt, but NCT Audio must obtain adequate financing before the transaction can be completed. In addition, NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000 which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI another working capital loan in the amount of $1,000,000, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bear interest at a rate equal to the prime lending rate plus one percent (1.0%).

   As noted, the transaction is contingent on NCT Audio obtaining outside financing to pay the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remain willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio has not obtained the financing in a timely manner. They also notified NCT Audio that in lieu of the $2,000,000 in NCT Audio common stock, they would insist that NCT Audio pay them that amount in cash at any closing.

   On January 28, 1999, NCT Audio entered into a letter of intent to purchase 100% of the common stock of a premier speaker manufacturer (the "Third Acquisition"). The proposed acquisition is subject to the approval by the stockholders of the Third Acquisition and certain other terms and conditions, including that NCT Audio obtain adequate financing to consummate the transaction. Shareholders who hold all of the outstanding shares of common stock of the Third Acquisition have agreed to vote their shares in favor of the proposed acquisition.

   The purchase price is approximately $36.4 million. At closing, approximately $24.5 million will be paid to shareholders of the Third Acquisition in cash. The balance of approximately $11.9 million is to be paid by a four-year, straight-line amortization seller note (payable quarterly) that will have a second lien on the assets of the Third Acquisition.

   The Third Acquisition is a premier speaker manufacturer for the home consumer market. Ranking among the ten largest speaker manufacturers in the world, the Third Acquisition sells its well-established speaker lines in over fifty countries worldwide. The Third Acquisition's dedication to a continuous cycle of new products for its speaker line allows it to remain a dominant speaker player in the world market.

   Because the Company did not meet its revenue targets for 1998, it entered into certain transactions, which provided additional funding as follows:

   On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act of 1933, as amended (respectively, "Regulation D" and the "Securities Act"), to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement"). The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement ("the Series D Registration Statement") covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series D Registration Statement; or (iii) the effective date of the Series D Registration Statement. The Series D Registration Statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Series D Conversion Formula"):

                       [(.04) x (N/365) x (1,000)] + 1,000
                       -----------------------------------
                                 Conversion Price
      where

            N = the number of days between (i) the Series D Closing Date, and (ii) the conversion date.

            Conversion
            Price = The greater of (i) the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional 2% for every 30 days that the Registration Statement has not been filed by the Series D Filing Date) in effect as of the conversion date times the average market price for the Company's common stock for the (5) consecutive trading days immediately preceding such date; or (ii) $0.50.

   The conversion terms of the Series D Preferred Stock also provide that in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock have been converted to 12,273,685 shares of NCT common stock.

   On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and nonassessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements, NCT Audio is required to file a registration statement ("NCT Audio Registration Statement") covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the company becomes a "reporting company" under the the Exchange Act. The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the company becomes a "reporting company" under the Exchange Act. Each share of NCT Audio Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the following formula (the "NCT Audio Conversion Formula"):

                     [(.04) x (N/365) x (100,000)] + 100,000
                     ---------------------------------------
                               Conversion Price

      where

            N = the number of days between (i) the date of completion of the sale of the 60 shares of NCT Audio Series A Preferred Stock being offered; and (ii) the conversion date.

            Conversion
            Price  =    the greater of (i) the amount  obtained by multiplying
                        the Conversion  Percentage (which means 80% reduced by
                        an  additional 2% for every 30 days that the NCT Audio
                        Registration  Statement  has  not  been  filed  by the
                        Series A Filing  Deadline)  in  effect as of such date
                        times the average  market price for NCT Audio's common
                        stock   for   the   (5)   consecutive   trading   days
                        immediately  preceding  such date;  or (ii) the "Floor
                        Price" which means the lowest number per share that will not cause the total number of shares of NCT
                        Audio common stock issuable upon the conversion of 60 shares of NCT Audio Series A Preferred Stock to equal or exceed twenty percent (20%) of the issued and outstanding shares of common stock of NCT Audio on the date of issuance of the NCT Audio Series A
                        Preferred  Stock  as long as the  common  stock of NCT
                        Audio is listed on the NASDAQ National Market or the NASDAQ Small Cap Market (there is no "Floor Price" if such listing is not so maintained by NCT Audio).

   The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio Registration Statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's
Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders have exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Preferred Stock.

   On December 30, 1998, the Company entered into a series of subscription agreements (the "Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the "Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement"). The sale of 8,145 shares of Series E Preferred Stock having an aggregate of $8.1 million stated value was completed on March 12, 1999. In 1999, the Company received net proceeds of $1.8 million from the 1998 Series E
Preferred Stock Private Placement. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements, the Company is required to file a registration statement ("the Series E Registration Statement") on (i) Form S-3 (currently not eligible to use) on or prior to the date which is no more than sixty (60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the Registrable Securities (the "Series E Closing Date"). The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Registration Statement; or (iii) the effective date of the Series E Registration Statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Series E Conversion Formula"):

                       [(.04) x (N/365) x (1,000)] + 1,000
                       -----------------------------------
                                 Conversion Price

      where

            N = the number of days between (i) the Series E Closing Date, and (ii) the conversion date.

            Conversion
            Price = the greater of (i) the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional 2% for every 30 days beyond 60 days from the issuance that the Registration Statement has not been filed by the Company) in effect as of the conversion date times the average market price for the Company's common stock for the (5) consecutive trading days immediately preceding such date.

   The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of December 31, 1998, no shares of Series E Preferred Stock have been converted to NCT common stock.

   In connection with the Series E Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock.

   Cash and cash equivalents amounted to $0.5 million at December 31, 1998. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties, product sales and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   There can be no assurance that funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially reduce its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

   On June 16, 1998, the Nasdaq Stock Market, Inc. ("Nasdaq") notified the Company that the Company's common stock had failed to maintain a closing bid price of $1.00 or more for the previous thirty (30) consecutive trade dates in accordance with Nasdaq's Marketplace Rule 4450(a)(5). Nasdaq also notified the Company that no delisting action would be initiated at that time and that the Company would be provided ninety (90) calendar days in which to regain compliance with Marketplace Rule 4450(a)(5) which would be achieved if the closing bid price of the shares of the Company's common stock equaled or exceeded $1.00 for ten (10) consecutive days before the end of trading on September 14, 1998. In this regard, Nasdaq advised the Company that in the event the Company was unable to achieve compliance, it may seek further procedural remedies. The Company was unable to achieve compliance by September 14, 1998, and on that date delivered its request for a hearing on the matter together with the requested fee to Nasdaq's Hearings Department. Such a hearing was held on November 5, 1998. Under Nasdaq's procedures delisting was stayed pending the outcome of the hearing. On January 6, 1999, Nasdaq notified the Company that the Company's securities were delisted from Nasdaq effective with the close of business, January 6, 1999. On January 20, 1999, the Company requested a review of the Nasdaq decision. On February 16, 1999, Nasdaq advised the Company that the issuance of a review decision will likely occur in July 1999. While a delisting of the Company's common stock is not anticipated to have an immediate effect on the Company's operations, it may make it more difficult for the Company to raise additional capital to fund future operations.

   The accompanying consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1998 about the Company's ability to continue as a going concern. The accompanying consolidated Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

   Results of Operations

Year ended December 31, 1998 compared with year ended December 31, 1997.

   Total revenues in 1998 decreased by 42% to $3.3 million from $5.7 million in 1997. Total expenses during the same period increased by 12% or $1.9 million, primarily reflecting the increasing efforts in sales and marketing to introduce new products.

   Technology licensing fees and royalties decreased by 78% or $2.8 million to $0.8 million from $3.6 million in 1997. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to Financial Statements".

   Product sales increased in 1998 by 22% to $2.1 million from $1.7 million in 1997 reflecting the introduction of the Gekko(TM) flat speakers and increased sales in the NoiseBuster(R) product line and the ClearSpeech(R) product line.

   Revenue from engineering and development services remained constant at $0.4 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company.

   Cost of product sales decreased 2% to $2.2 million from $2.3 million in 1997 and the product margin increased to (7)% from (32)% in 1997. The negative margin of $0.1 million and $0.6 million in 1998 and 1997, respectively, were primarily due to reserves for inventory slow movement and tooling obsolescence in the amount of $0.5 million and $0.7 million in 1998 and 1997, respectively, related to the aviation and industrial headset product lines.

   Cost of engineering and development services remained constant at $0.3 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

   Selling, general and administrative expenses for the year increased by 115% or $6.0 million to $11.2 million from $5.2 million for 1997 which was primarily due to increased efforts in sales and marketing to introduce new products. Sales and marketing personnel increased by 43% from 1997. In addition, there has been an increase in consultants for the Company's focus on international sales. Advertising increased by 227% or $1.2 million to $1.7 million from $0.5 million primarily due to the introduction of new products through catalogs, mailings and increased participation in trade shows.

   Research and development expenditures for 1998 increased by 16% to $7.2 million from $6.2 million in 1997, primarily due to the acquisition of Advancel.

   Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $1.0 million for 1998 and $0.9 million in 1997.

   Other income in 1998 was $3.3 million compared to zero in 1997. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

   In 1998, interest income increased to $0.4 million from $0.1 million in 1997 principally from funds on hand at the end of 1997.

   The Company has net operating loss carryforwards of $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes at December 31, 1998. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1997 compared with year ended December 31, 1996.

   Total revenues in 1997 increased by 81% to $5.7 million from $3.2 million in 1996. Total expenses during the same period increased by 11% or $1.6 million, primarily reflecting the one-time $1.4 million non-cash interest charge associated with the First Quarter 1997 Financing. See Note 8 - "Notes to Financial Statements."

   Technology licensing fees and royalties increased by 193% or $2.4 million to $3.6 million from $1.2 million in 1996. The 1996 amount was derived principally from numerous technology license fees reflecting the Company's continuing emphasis on expanding technology license fee revenue. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to the Financial Statements".

   Product sales increased in 1997 by 25% to $1.7 million from $1.4 million in 1996 reflecting increases in NoiseBuster Extreme!(TM) and aviation headset sales.

   Engineering  and development  services  decreased by 33% to $0.4 million from
$0.5  million  in  1996,   primarily  due  to  the  de-emphasis  of  engineering
development funding as a primary source of revenue for the Company.

   Cost of product sales increased 44% to $2.3 million from $1.6 million in 1996 and the product margin decreased to (32)% from (15)% in 1996. The negative margin of $0.6 million in 1997 was primarily due to reserves for inventory movement and tooling obsolescence in the amount of $0.7 million related to the industrial headset product lines. The negative margin in 1996 was primarily due to a lower sales price of the NoiseBuster(R) and a reserve for tooling obsolescence in the amount of $0.3 million.

   Cost of engineering and development services increased 26% to $0.3 million from $0.2 million in 1996 primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

   Selling, general and administrative expenses for the year increased by 7% or $0.3 million to $5.2 million from $4.9 million for 1996 which was primarily due to increased professional fees and related expenses.

   Depreciation and amortization included in selling, general and administrative expenses decreased from $0.5 million in 1996 to $0.4 million primarily due to an increase in fully depreciated machinery and equipment.

   Research and development expenditures for 1997 decreased by 11% to $6.2 million from $7.0 million in 1996, primarily due to limited cash resources during most of 1997 to fund internal development projects.

   In 1997, interest income increased to $0.1 million from near zero in 1996 reflecting the increase in late 1997 of available funds to invest.

   Under all of the Company's existing joint venture agreements at the end of 1997, the Company was not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment.

   The Company has net operating loss carryforwards of $76.9 million and research and development credit carryforwards of $1.3 million for federal income tax purposes at December 31, 1997. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

   Liquidity and Capital Resources

   The Company's proceeds from the exercise of stock purchase warrants and options were nominal in 1998, $1.1 million in 1997 and $1.0 million in 1996.

   In January 1998, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1999. The Company did not meet the plan's revenue targets for 1998 and as noted below, found it necessary to raise additional capital to fund it's operations for 1998 and beyond (refer to Notes 1 and 8 - Notes to Financial Statements.).

   Because the Company did not meet its revenue targets for 1998, it entered into certain transactions, which provided additional funding as follows:

   On July 15, 1998 the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing Products, Inc. ("NCT Hearing") in consideration for 6,400 shares of NCT Hearing common stock whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for (1) a license fee of $3,000,000 to be paid when proceeds are available from the sale of NCT Hearing common stock, and (2) running royalties payable with respect to NCT Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

   On July 27, 1998, the Company entered into subscription agreements to sell 6,000 shares of the Company's Series D Preferred Stock having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer. The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement. The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series D Registration Statement; or (iii) the effective date of the Series D Registration Statement. The Series D Registration Statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of Common Stock of the Company as determined in accordance with the Conversion Formula described above under "Overview".

   The conversion terms of the Series D Preferred Stock also provide that in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock have been converted to 12,273,685 shares of NCT common stock.

   On July 27, 1998, NCT Audio distributed subscription agreements to sell 60 shares of NCT Audio's Series A Preferred Stock having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the
Securities Act, to six unrelated accredited investors through one dealer. The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and nonassessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements, NCT Audio is required to file a registration statement covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date which is not later than thirty (30) days after the company becomes a "reporting company" under the Exchange Act. The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the company becomes a "reporting company" under the Exchange Act. Each share of Series A Preferred Stock is convertible into a number of shares of Series D Preferred Stock of the Company as determined in accordance with the Conversion Formula described above under "Overview".

   The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio Registration Statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's
Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders have exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Convertible Preferred Stock.

   On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel Logic Corporation ("Advancel"), a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 among the Company, Advancel and certain shareholders of Advancel. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization (as defined in the Stock Purchase Agreement) for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder shall have the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values as follows:

   Asset acquired and liabilities assumed:

            Current assets                                       $   368,109
            Property, plant and equipment                              4,095
            Goodwill                                               1,018,290
            Other assets                                              13,486
            Current liabilities                                     (485,040)
            Unearned portion of compensatory stock                   141,251
                                                                 ------------
            Cost of acquisition (including expenses of $60,191)  $ 1,060,191
                                                                 ============

   The acquisition has been accounted for as a purchase and, accordingly, the accompanying consolidated Financial Statements include the accounts of Advancel from the date of acquisition.

   On November 24, 1998, the Company paid $1,000 in consideration for a wholly-owned subsidiary, DistributedMedia.com, Inc. ("DMC"). DMC was formed to develop, install, and provide an audio/visual advertising medium within commercial/professional settings.

   On December 30, 1998, the Company entered into a series of subscription agreements to sell an aggregate stated value of up to $8.2 million of Series E Preferred Stock in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer. The sale of 8,145 shares of Series E Preferred Stock having an aggregate of $8.1 million stated value was completed on March 12, 1999. In 1999, the Company received net proceeds of $1.8 million from the 1998 Series E Preferred Stock Private Placement. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements, the Company is required to file a registration statement covering the resale of all shares of common stock of the Company issuable upon conversion of the Series E Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series E Preferred Stock Private Placement. The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Registration Statement; or (iii) the effective date of the Series E Registration Statement. Each share of Series E Preferred Stock is convertible into a number of shares of Common Stock of the Company as determined in accordance with the Conversion Formula described above under "Overview".

   The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of December 31, 1998, no shares of Series E Preferred Stock have been converted to NCT common stock.

   In connection with the Series E Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock.

   On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note"), for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in the Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note, into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price shall be the lesser of (i) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion or (ii) the fixed conversion price of $0.237. In no event will the conversion price be less than $0.15 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999.

   Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditure alone may not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties, product sales and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   There can be no assurance that funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1998 about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $107.7 million on a cumulative basis through December 31, 1998. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing and engineering and development funds received from joint venture and other strategic partners. Agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or alliances be paid on a preferential basis to the Company's co-venturers until the license fees and engineering and development funds provided to the venture or the Company are recovered.

   In early 1999, the Company implemented a plan that management believes should generate sufficient additional funds for the Company to continue its operations into 1999. Under this plan, the Company needs to generate approximately $22.7 million to fund its operations in 1999. Included in such amount is approximately $10.8 million in sales of new products and approximately $11.9 million of technology licensing fees and royalties. This amount excludes any revenues or cash inflows from the anticipated pending acquisitions of the Company's subsidiary, NCT Audio. The Company believes that it can generate these funds from 1999 operations, although there is no certainty that the Company will achieve this goal. Success in generating technology licensing fees, royalties and product sales is significant and critical to the Company's ability to succeed. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues. If, during the course of 1999, management of the Company determines that it will be unable to meet or exceed the plan discussed above, the Company will consider cost reductions and/or additional financing alternatives. The Company will monitor its performance against the plan on a monthly basis and, if necessary, reduce its level of operations accordingly. The Company believes that the plan discussed above constitutes a viable plan for the continuation of the Company's business into 2000. See "Forward Looking Statements" above.

   There can be no assurance that additional funding will be provided by technology licensing fees, royalties and product sales and engineering and development revenue or additional capital. In that event, the Company would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. See Note 1 - Notes to Financial Statements.

   At December 31, 1998, cash and cash equivalents were $0.5 million. The available resources were invested in interest bearing money market accounts. The Company's investment objective is preservation of capital while earning a moderate rate of return.

   The Company's working capital decreased from $11.7 million at December 31, 1997, to $(1.2) million as of December 31, 1998. This decrease was due primarily to a decrease in cash and cash equivalents due to increasing efforts to develop and introduce new product lines and to fund operations.

   During 1998,  the net cash used in operating  activities  was $12.8  million.
This utilization reflects the emphasis on the commercial development of its technology into several product applications, which were scheduled for introduction in 1998 and 1999.

   The net cash used in investing activities amounted to $6.4 million. Of this amount, $5.1 million was attributable to the acquisition related activities of the Company's subsidiary, NCT Audio. Such investments included $3.5 million for a 20% interest in TSA and a total of $1.5 million, which was loaned to PPI under two demand promissory notes. The Company has signed letters of intent from both TSA and PPI. See "Overview" above for further information. The net cash provided by financing activities amounted to $7.2 million primarily from the 1998 financings noted above.

   The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

   The Company believes that the level of financial resources available to it is an essential competitive factor. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

   Capital Expenditures

   The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

   There were no material commitments for capital expenditures as of December 31, 1998, and no material commitments are anticipated in the near future.

   Year 2000 Compliance

   The Company believes the cost of administrating its Year 2000 Compliance program will not have a material adverse impact on future earnings. However, the potential costs and uncertainties associated with any Year 2000 Compliance program will depend on a number of factors, including software, hardware and the nature of the industry in which the Company, its subsidiaries, suppliers and customers operate. In addition, companies must coordinate with other entities with which they electronically interact, such as customers, suppliers, financial institutions, etc. The Company estimates that potential costs will not exceed $0.1 million.

   Although the Company's evaluation of its systems is still in process, there has been no indication that the Year 2000 Compliance issue, as it relates to internal systems, will have a material impact on future earnings. While the Company is not aware of any material Year 2000 Compliance issues at its customers and suppliers, such potential problems remain a possibility and could have a material adverse impact on the Company's future results. The Company estimates completion of the evaluation process by September 30, 1999.

                 (Richard A. Eisner & Company, LLP Letterhead)
                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.

We have audited the accompanying consolidated balance sheets of NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) and subsidiaries (the
"Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996, 1997 and 1998 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $407,000, $67,000 and $28,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and assets of approximately $515,000, $301,000 and $218,000 as of December 31, 1996, 1997 and 1998,
respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a paragraph on the subsidiary's dependence on NCT Group, Inc. for continued financial support. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 1997 and 1998 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and has a working capital deficiency, it has been and continues to be dependent on equity financing and joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
March 11, 1999

With respect to Note 8
March 24, 1999

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                     (in thousands of dollars)
                                                            December 31,
                                                        1997           1998
                                                     ----------     ----------
                     ASSETS
Current assets:
     Cash and cash equivalents                       $  12,604     $      529
     Accounts receivable:
       Trade:
         Technology license fees and royalties             200            192
         Joint Ventures and affiliates                       -              -
         Other                                             368            691
       Unbilled                                              -             61
       Allowance for doubtful accounts                     (38)          (228)
                                                     ----------    -----------
             Total accounts receivable               $     530     $      716

     Inventories, net of reserves                        1,333          3,320
     Other current assets                                  213            185
                                                     ----------    -----------
             Total current assets                    $  14,680     $    4,750

Property and equipment, net                              1,144            997
Goodwill, net of accumulated amortization of
  $68,000                                                    -          1,506
Patent rights and other intangibles, net                 1,488          2,881
Other assets (Note 6)                                       49          5,331
                                                     ----------    -----------
                                                     $  17,361     $   15,465
                                                     ==========    ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                $   1,324     $    3,226
     Accrued expenses                                    1,392          1,714
     Accrued payroll, taxes and related expenses           181            241
     Customers' advances                                    87              -
     Other liabilities                                       -            756
                                                     ----------    -----------
             Total current liabilities               $   2,984     $    5,937
                                                     ----------    -----------

Commitments and contingencies

Minority interest in consolidated subsidiary
     Preferred stock, $.10 par value, 1,000
       shares authorized, 60 issued
       and outstanding (redemption amount
       $6,102,110)                                   $       -     $    6,102
                                                     ----------    -----------

              STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value, 10,000,000
     shares authorized
     Series C issued and outstanding 13,250 and
       700 shares, respectively (redemption
       amount $13,314,399 and $731,222 respectively  $  10,458     $      702
     Series D Preferred stock, 6,000 shares
       issued and outstanding (redemption
       amount $6,102,110)                                    -          5,240
     Series E Preferred stock, 10,580 shares
       issued and outstanding (redemption
       amount $10,582,319)                                   -          3,298
Common stock, $.01 par value, 185,000,000 and
     255,000,000 shares, respectively,
     authorized; issued and outstanding
     133,160,212 and 156,337,316 shares, respectively    1,332          1,563
Additional paid-in-capital                              96,379        107,483
Accumulated deficit                                    (93,521)      (107,704)
Other comprehensive loss:
  Cumulative translation adjustment                        119             45
Stock subscriptions receivable                            (390)        (4,000)
Unearned portion of compensatory stock,
     warrants and options                                    -           (238)
Treasury stock (6,078,065 shares)                            -         (2,963)
                                                     ----------    -----------
               Total stockholders' equity            $  14,377     $    3,426
                                                     ----------    -----------
                                                     $  17,361     $   15,465
                                                     ==========    ===========
See notes to Financial Statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             (in thousands, except per share amounts)
                                                                     Years ended December 31,
                                                              1996              1997           1998
                                                           -----------       -----------    -----------
REVENUES:
     Technology licensing fees                             $    1,238        $    3,630     $      802
     Product sales, net                                         1,379             1,720          2,097
     Engineering and development services                         547               368            425
                                                           -----------       -----------    -----------
          Total revenues                                   $    3,164        $    5,718     $    3,324
                                                           -----------       -----------    -----------

COSTS AND EXPENSES:
     Costs of sales                                        $    1,586        $    2,271     $    2,235
     Costs of engineering and development services                250               316            275
     Selling, general and administrative                        4,890             5,217         11,238
     Research and development                                   6,974             6,235          7,220
     Equity in net loss (income) of
      unconsolidated affiliates                                    80                 -              -
     Provision for doubtful accounts                              192               130            232
     Other (income) expense (Note 1)                                -                 -         (3,264)
     Interest expense (includes $1,420 of discounts on
      beneficial conversion feature on convertible
      debt in 1997)                                                45             1,514              9
     Interest income                                              (28)             (117)          (438)
                                                           -----------       -----------    -----------
          Total costs and expenses                         $   13,989        $   15,566     $   17,507
                                                           -----------       -----------    -----------

NET (LOSS)                                                 $  (10,825)       $   (9,848)    $  (14,183)

     Preferred stock dividend requirement                           -             1,623          3,200
     Accretion of difference between carrying amounts
      and redemption amount of redeemable preferred stock           -               285            485
                                                           -----------       -----------    -----------

NET (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS             $  (10,825)       $  (11,756)    $  (17,868)
                                                           ===========       ===========    ===========

Weighted average number of common shares outstanding          101,191           124,101        143,855
                                                           ===========       ===========    ===========

BASIC AND DILUTED NET LOSS PER COMMON SHARE                $    (0.11)       $    (0.09)    $    (0.12)
                                                           ===========       ===========    ===========

See notes to Financial Statements.

                      NCT GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                          (in thousands of dollars)
                                                               1996              1997           1998
                                                           -----------       -----------    -----------

NET (LOSS)                                                 $  (10,825)       $   (9,848)    $  (14,183)

Other comprehensive income/(loss)
  Currency translation adjustment                                  (8)              (23)           (74)
                                                           -----------       -----------    -----------

COMPREHENSIVE (LOSS)                                       $  (10,833)       $   (9,871)    $  (14,257)
                                                           ===========       ===========    ===========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                      (In thousands of dollars and shares)
                                                   Series C           Series D           Series E
                                                  Convertible        Convertible        Convertible
                                                Preferred Stock    Preferred Stock    Preferred Stock          Common Stock
                                               -----------------  -----------------  ----------------     ---------------------
                                               Shares     Amount  Shares     Amount  Shares     Amount      Shares       Amount
                                               -----------------  -----------------  -----------------    ---------------------
Balance at December 31, 1995                        -   $      -       -   $      -       -   $      -       92,829    $    928
Sale of common stock, less  expenses of $245        -          -       -          -       -          -       18,595         186
Shares issued upon exercise of warrants & options   -          -       -          -       -          -          204           2
Net loss                                            -          -       -          -       -          -            -           -
Translation adjustment                              -          -       -          -       -          -            -           -
Restricted shares issued for
 Director's compensation                            -          -       -          -       -          -           20           -
Consulting expense attributable to options          -          -       -          -       -          -            -           -
Retirement of shares related to
 patent acquisition                                 -          -       -          -       -          -          (25)          -
Retirement of shares in settlement
 of employee receivable                             -          -       -          -       -          -           (8)          -
                                               --------------------------------------------------------------------------------
Balance at December 31, 1996                        -   $      -       -   $      -       -   $      -      111,615    $  1,116
  Sale of common stock                              -          -       -          -       -          -        2,857          29
Shares issued upon exercise of warrants & options   -          -       -          -       -          -        1,996          20
Sale of Series C preferred stock,
 less expenses of $1,387                           13     11,863       -          -       -          -            -           -
Discount on beneficial conversion price
 to preferred shareholders                          -     (3,313)      -          -       -          -            -           -
Accretion and amortization of discount on
 beneficial conversion price to
 preferred shareholders                             -      1,908       -          -       -          -            -           -
Sale of subsidiary common  stock,
 less expenses of $65                               -          -       -          -       -          -            -           -
Common stock issued upon conversion of
 convertible debt less expenses of $168             -          -       -          -       -          -       16,683         167
Net loss                                            -          -       -          -       -          -            -           -
Translation adjustment                              -          -       -          -       -          -            -           -
Restricted shares issued for
 Directors' compensation                            -          -       -          -       -          -           10           -
Warrant issued in conjunction
 with convertible debt                              -          -       -          -       -          -            -           -
Compensatory stock options and warrants             -          -       -          -       -          -            -           -
                                               --------------------------------------------------------------------------------
Balance at December 31, 1997                       13   $ 10,458       -   $      -       -          -      133,161       1,332
Shares issued in consideration
 for patent rights                                  -          -       -          -       -          -        1,250          12
Return of shares for subscription receivable        -          -       -          -       -          -            -           -
Conversion of Series C preferred stock,
 less expense of $53                              (12)   (11,726)      -          -       2      1,577       20,665         207
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -          -            -           -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                           -      1,970       -          -       -          -            -           -
Offering costs of Series A
 preferred stock in subsidiary                      -          -       -          -       -          -            -           -
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -          -            -           -
  Accretion and amortization of
   discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -          -            -           -
Sale of Series D preferred stock,
 less expenses of $862                              -          -       6      5,138       -          -            -           -
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -       (673)      -          -            -           -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                           -          -       -        775       -          -            -           -
Sale of Series E preferred stock                    -          -       -          -       9      4,735            -           -
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -     (3,179)           -           -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                           -          -       -          -       -        165            -           -
Exchange of subsidiary common stock
 for parent common stock                            -          -       -          -       -          -        1,135          11
Payment of stock subscription receivable            -          -       -          -       -          -            -           -
Repurchase of common shares                         -          -       -          -       -          -            -           -
Acquisition of Advancel, less expenses of $23       -          -       -          -       -          -            -           -
Other                                               -          -       -          -       -          -            1           -
Net loss                                            -          -       -          -       -          -            -           -
Translation adjustment                              -          -       -          -       -          -            -           -
Restricted shares issued for compensation           -          -       -          -       -          -          125           1
Compensatory stock options and warrants             -          -       -          -       -          -            -           -
                                               --------------------------------------------------------------------------------
Balance at December 31, 1998                        1    $   702       6   $  5,240      11   $  3,298      156,337    $  1,563
                                               ================================================================================
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                  (In thousands of dollars and shares)
                                                   Add'l       Accumu-     Cumulative       Stock           Unearned Portion of
                                                   Paid-In     lated       Translation      Subscription    Compensatory Stock/
                                                   Capital     Deficit     Adjustment       Receivable      Options/Warrants
                                                   ---------  -----------  -----------      ------------    -------------------
Balance at December 31, 1995                       $ 78,667    $ (72,848)    $  150          $   (13)         $       -
Sale of common stock, less  expenses of $245          6,178            -          -               13                  -
Shares issued upon exercise of  warrants & options      102            -          -                -                  -
Net loss                                                  -      (10,825)         -                -                  -
Translation adjustment                                    -            -         (8)               -                  -
Restricted shares issued for
 Director's compensation                                 13            -          -                -                  -
Consulting expense attributable to options               96            -          -                -                  -
Retirement of shares related to
 patent acquisition                                     (26)           -          -                -                  -
Retirement of shares in settlement
 of employee receivable                                  (5)           -          -                -                  -
                                                  -----------------------------------------------------------------------------
Balance at December 31, 1996                       $ 85,025    $ (83,673)    $  142          $     -          $       -
  Sale of common stock                                  471            -          -                -                  -
Shares issued upon exercise of warrants & options     1,115            -          -              (64)                 -
Sale of Series C preferred stock,
 less expenses of $1,387                                  -            -          -                -                  -
Discount on beneficial conversion price
 to preferred shareholders                            3,313            -          -                -                  -
Accretion and amortization of discount on
 beneficial conversion price to
 preferred shareholders                              (1,908)           -          -                -                  -
Sale of subsidiary common  stock,
 less expenses of $65                                 3,573            -          -             (326)                 -
Common stock issued upon conversion of
 convertible debt less expenses of $168               4,714            -          -                -                  -
Net loss                                                  -       (9,848)         -                -                  -
Translation adjustment                                    -            -        (23)               -                  -
Restricted shares issued for
 Directors' compensation                                  2            -          -                -                  -
Warrant issued in conjunction
 with convertible debt                                   34            -          -                -                  -
Compensatory stock options and warrants                  40            -          -                -                  -
                                                  -------------------------------------------------------------------------------
Balance at December 31, 1997                       $ 96,379    $ (93,521)    $  119           $ (390)                 -
Shares issued in consideration
 for patent rights                                      494            -          -                -                  -
Return of shares for subscription receivable              -            -          -               64                  -
Conversion of Series C preferred stock,
 less expense of $53                                  9,889            -          -                -                  -
  Discount on beneficial conversion price
   to preferred shareholders                              -            -          -                -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                            (1,970)           -          -                -                  -
Offering costs of Series A
 Preferred Stock in subsidiary                         (862)           -          -                -                  -
  Discount on beneficial conversion price
   to preferred shareholders                            673            -          -                -                  -
  Accretion and amortization of
   discount on beneficial conversion price
   to preferred shareholders                           (775)           -          -                -                  -
Sale of Series D preferred stock,
 less expenses of $862                                    -            -          -                -                  -
  Discount on beneficial conversion price
   to preferred shareholders                            673            -          -                -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                              (775)           -          -                -                  -
Sale of Series E preferred stock                          -            -          -           (4,000)                 -
  Discount on beneficial conversion price
   to preferred shareholders                          3,179            -          -                -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                              (165)           -          -                -                  -
Exchange of subsidiary common stock
 for parent common stock                                545            -          -                -                  -
Payment of stock subscription receivable                  -            -          -              326                  -
Repurchase of common shares                               -            -          -                -                  -
Acquisition of Advancel, less expenses of $23          (151)           -          -                -                (94)
Other                                                   (48)           -          -                -                  -
Net loss                                                  -      (14,183)         -                -                  -
Translation adjustment                                    -            -        (74)               -                  -
Restricted shares issued for compensation                96            -          -                -                  -
Compensatory stock options and warrants                 301            -          -                -               (144)
                                               --------------------------------------------------------------------------------
Balance at December 31, 1998                       $107,483    $(107,704)    $   45          ($4,000)            $ (238)
                                               ================================================================================
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands of dollars)
                                                                   Treasury Stock
                                                               Shares         Amount            Total
                                                              --------      ---------         ----------
Balance at December 31, 1995                                        -       $      -          $   6,884
Sale of common stock, less  expenses of $245                        -              -              6,377
Shares issued upon exercise of  warrants & options                  -              -                104
Net loss                                                            -              -            (10,825)
Translation adjustment                                              -              -                 (8)
Restricted shares issued for
 Director's compensation                                            -              -                 13
Consulting expense attributable to options                          -              -                 96
Retirement of shares related to
 patent acquisition                                                 -              -                (26)
Retirement of shares in settlement
 of employee receivable                                             -              -                 (5)
                                                              ------------------------------------------
Balance at December 31, 1996                                        -       $      -          $   2,610
  Sale of common stock                                              -              -                500
Shares issued upon exercise of warrants & options                   -              -              1,071
Sale of Series C preferred stock,
 less expenses of $1,387                                            -              -             11,863
Discount on beneficial conversion price
 to preferred shareholders                                          -              -                  -
Accretion and amortization of discount on
 beneficial conversion price to
 preferred shareholders                                             -              -                  -
Sale of subsidiary common  stock,
 less expenses of $65                                               -              -              3,247
Common stock issued upon conversion of
 convertible debt less expenses of $168                             -              -              4,881
Net loss                                                            -              -             (9,848)
Translation adjustment                                              -              -                (23)
Restricted shares issued for
 Directors' compensation                                            -              -                  2
Warrant issued in conjunction
 with convertible debt                                              -              -                 34
Compensatory stock options and warrants                             -              -                 40
                                                             -------------------------------------------
Balance at December 31, 1997                                        -       $      -           $ 14,377
Shares issued in consideration
 for patent rights                                                  -              -                506
Return of shares for subscription receivable                      158            (64)                 -
Conversion of Series C preferred stock,
 less expense of $53                                                -              -                (53)
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                                           -              -                  -
Offering costs of Series A
 Preferred Stock in subsidiary                                      -              -               (862)
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                673
  Accretion and amortization of
   discount on beneficial conversion price
   to preferred shareholders                                        -              -               (775)
Sale of Series D preferred stock,
 less expenses of $862                                              -              -              5,138
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                                           -              -                  -
Sale of Series E preferred stock                                2,100           (735)                 -
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                                           -              -                  -
Exchange of subsidiary common stock
 for parent common stock                                            -              -                556
Payment of stock subscription receivable                            -              -                326
Repurchase of common shares                                     5,607         (3,292)            (3,292)
Acquisition of Advancel, less expenses of $23                  (1,787)         1,128                883
Other                                                               -              -                (48)
Net loss                                                            -              -            (14,183)
Translation adjustment                                              -              -                (74)
Restricted shares issued for compensation                           -              -                 97
Compensatory stock options and warrants                             -              -                157
                                                            --------------------------------------------
Balance at December 31, 1998                                    6,078       $ (2,963)          $  3,426
                                                            ============================================
See notes to Financial Statements

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                              (in thousands of dollars)
                                                                               Years Ended December 31,
                                                                          ---------------------------------
                                                                            1996        1997        1998
                                                                          ---------   ---------   ---------
Cash flows from operating activities
     Net loss                                                             $(10,825)   $ (9,848)   $(14,183)
     Adjustments to reconcile net loss to net cash (used in)
     operating activities:
          Depreciation and amortization                                      1,000         899       1,030
          Common stock options and warrants issued as consideration for:
               Compensation                                                    109          42         301
               Interest on debentures                                            -          51           -
               Convertible debt                                                  -          34           -
          Costs incurred related to convertible debt                             -         211           -
          Common stock retired in settlement of employee
           account receivable                                                   (5)          -           -
          Discount on beneficial conversion feature on convertible debt          -       1,420           -
          Provision for tooling costs and write off                            371         515         151
          Provision for doubtful accounts                                      192         130         232
          Equity in net loss of unconsolidated                                  80           -           -
          Unrealized foreign currency (gain) loss                              (45)          8         (80)
          (Gain) loss on disposition of fixed assets                            83          (4)         34
          Changes in operating assets and liabilities:                           -           -           -
               (Increase) decrease in accounts receivable                       61        (127)       (193)
               (Increase) decrease in license fees receivable                 (150)        (50)          8
               (Increase) decrease in inventories, net of reserves             813        (433)     (1,986)
               (Increase) decrease in other assets                              67         (12)        (12)
               Increase in accounts payable and accrued expenses                55         135       1,816
               Increase (decrease) in other liabilities                        436        (414)         48
                                                                          ---------   ---------   ---------
          Net cash (used in) operating activities                         $ (7,758)   $ (7,443)   $(12,834)
                                                                          ---------   ---------   ---------

Cash flows from investing activities:
     Capital expenditures                                                 $   (186)       (244)       (548)
     Acquisition of patent rights                                                -           -        (822)
     Acquisition of Advancel (net of $100 cash acquired)                         -           -          40
     Acquisition and advances, including $135 of costs (Note 6)                  -           -      (5,134)
     Sale of capital expenditures                                                -          67          46
                                                                          ---------   ---------   ---------
          Net cash (used in) investing activities                         $   (186)   $   (177)   $ (6,418)
                                                                          ---------   ---------   ---------

Cash flows from financing activities:
     Proceeds from:
          Convertible notes (net)                                         $      -    $  3,199    $      -
          Sale of common stock and expenses                                  6,377         500         (51)
          Sale of Series C preferred stock and expenses                          -      11,863         (53)
          Sale of Series D preferred stock                                       -           -       5,138
          Sale of subsidiary Series A preferred stock                            -           -       5,138
          Sale of subsidiary stock and expenses                                  -       3,247         (21)
          Exercise of stock purchase warrants and options                      104       1,071           -
          Collections on subscriptions receivable                                -           -         326
          Purchase of treasury stock                                             -           -      (3,292)
                                                                          ---------   ---------   ---------
          Net cash provided by financing activities                       $  6,481    $ 19,880    $  7,185
                                                                          ---------   ---------   ---------

Effect of exchange rate changes on cash                                   $      -    $    (24)   $     (8)

Net increase (decrease) in cash and cash equivalents                      $ (1,463)   $ 12,236    $(12,075)
Cash and cash equivalents - beginning of period                              1,831         368      12,604
                                                                          ---------   ---------   ---------
Cash and cash equivalents - end of period                                 $    368    $ 12,604    $    529
                                                                          =========   =========   =========
Cash paid for interest                                                    $      4    $      8    $      9
                                                                          =========   =========   =========

See Note 7 for issuance of common stock for patents and acquisitions.
See Note 8 with respect to issuance of securities for compensation.
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

1.   Background:

   NCT Group, Inc. ("NCT" or the "Company") designs, develops, licenses, produces and distributes electronic systems for Active Wave Management including systems that electronically reduce noise and vibration. The Company's systems are designed for integration into a wide range of products serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company has begun commercial application of its technology through a number of product lines, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets, Gekko(TM) flat speakers, flat panel transducers ("FPT(R)"), ClearSpeech(R), microphones, speakers and other products, adaptive speech filters ("ASF"), the ProActive(R) line of industrial/commercial active noise reduction ("ANR") headsets, an aviation headset for pilots, an industrial muffler or "silencer" for use with large vacuums and blowers, quieting headsets for patient use in magnetic resonance imaging ("MRI") machines, and an aircraft cabin quieting system.

   The technology supporting the Company's electronic systems was developed using technology maintained under various patents (the "Chaplin Patents") held by Chaplin-Patents Holding Co., Inc. ("CPH") as well as patented technology acquired or developed by the Company. CPH, formerly a joint venture with Active Noise Vibration Technologies, Inc. ("ANVT"), was established to maintain and defend these patent rights. The former joint venture agreement relating to the Chaplin Patents required that the Company only license or share the related technology with entities who are affiliates of the Company. As a result, the Company established various joint ventures and formed other strategic alliances (see Note 3) to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets.

   The Company has incurred substantial losses from operations since its inception, which have amounted to $107.7 million on a cumulative basis through December 31, 1998 and has negative working capital of $1.2 million at December 31, 1998. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock and preferred stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and engineering and development funds received from joint venture and other strategic partners. As discussed in
Note 3, agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or the alliances be paid on a preferential basis to the Company's co-venturers until the technology licensing fees and engineering and development funds provided to the venture or the Company are recovered.

   Cash and cash equivalents amounted to $0.5 million at December 31, 1998. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditure alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties, product sales and engineering and development revenue, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales, and engineering and development revenue are not realized, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   In that event that funding from internal sources is insufficient, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies (see Note 8 with respect to recent financing).

   On April 30, 1998, the Company completed the sale of 5.0 million ordinary shares of NXT plc (formerly Verity Group plc ) acquired upon the Company's exercise on April 7, 1998 of the option it held to purchase such shares at a price of 50 pence per share. This option was acquired by the Company in connection with the cross license agreement entered into by the Company, NXT plc and New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc. The Company realized a $3.2 million gain from the exercise of such option and the sale of the Verity ordinary shares received therefrom, which is included in other income in 1998.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1998 about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.


2.   Summary of Significant Accounting Policies:

Consolidation:

   The financial statements include the accounts of the Company and its majority owned subsidiaries. All material inter-company transactions and account balances have been eliminated in consolidation.

   Unconsolidated affiliates include joint ventures and other entities not controlled by the Company, but over which the Company maintains significant influence and in which the Company's ownership interest is 50% or less. The Company's investments in these entities are accounted for on the equity method. When the Company's equity in cumulative losses exceeds its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method (see Note 3). The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

Revenue Recognition:

Product Sales:

   Revenue is recognized when the product is shipped.

Engineering and Development Services:

   Revenue from engineering and development contracts is recognized and billed as the services are performed. However, revenue from certain engineering and development contracts are recognized as services are performed under the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship between actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified.

   Revenues recorded under the percentage of completion method amounted to $9,000, zero and $61,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Technology Licensing Fees:

   Technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, are recognized in income upon execution of the license agreement. If any license fee is subject to completion of any performance criteria specified within the agreement, such license fee is deferred until such performance criteria is met. See Note 3 with respect to the license fee recorded by the Company in connection with Ultra Electronics, Ltd.("Ultra") and NXT.

Advertising:

   Advertising costs are expensed as incurred. Expense for years ended December 31, 1996, 1997 and 1998 was $0.5 million, $0.5 million and $1.7 million, respectively.

Cash and Cash Equivalents:

   The Company considers all money market accounts and highly liquid investments with original maturities of three months or less at the time of purchase (principally comprised of high quality investments in commercial paper) to be cash equivalents.

Inventories:

   Inventories are stated at the lower of cost (average) or market.

   With regard to the Company's assessment of the realizability of inventory, the Company periodically conducts a complete physical inventory, and reviews the movement of inventory on an item by item basis to determine the value of items which are slow moving and obsolete. After considering potential for near term product engineering changes and/or technological obsolescence and current realizability, the Company determines the current need for inventory reserves. After applying the above noted measurement criteria at December 31, 1997, and December 31, 1998, the Company determined that a reserve of $0.5 million for each year was adequate.

Property and Equipment:

   Property and equipment are stated at cost and depreciation is recorded on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease term.

Patent Rights:

   Patent rights are stated at cost and are amortized on a straight line basis over the remaining life of each patent (ranging from 1 to 15 years). Amortization expense was $0.4 million, $0.3 million and $0.5 million for 1996, 1997 and 1998, respectively. Accumulated amortization was $1.8 million and $2.3 million at December 31, 1997 and 1998, respectively.

   It is the Company's policy to review the carrying value of its individual patents when events have occurred which could impair the valuation on any such patent.

Foreign Currency Translation:

   The financial statements for the United Kingdom operations are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. The effects of foreign currency translation adjustments are included as a component of stockholders' equity and gains and losses resulting from foreign currency transactions are included in income and have not been material.

Loss Per Common Share:

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," in the year ended December 31, 1997 and has retroactively applied the effects thereof for all periods presented. Accordingly, the presentation of per share information includes calculations of basic and diluted loss per share. The impact on the per share amounts previously reported (primary and fully diluted) was not significant. Except as described below, the per share effects of potential common shares such as warrants, options, and convertible preferred stock have not been included, as the effect would be antidilutive (see Notes 8 and 9).

   The SEC has taken the position that when preferred stock is convertible to common stock at a conversion rate that is the lower of a rate fixed at issuance or a fixed discount from the common stock market price at the time of conversion, the discounted amount is an assured incremental yield, the "beneficial conversion feature", to the preferred shareholders and should be accounted for as an embedded dividend to preferred shareholders. As such, this dividend was recognized in the loss per share calculation.

Concentrations of Credit Risk:

   Financial instruments which potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company primarily holds its cash and cash equivalents in two banks. Deposits in excess of federally insured limits were $0.3 million at December 31, 1998. The Company sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 33.5% of revenues during 1998 and 38.8% of accounts receivable at December 31, 1998. The Company does not require collateral or other security to support customer receivables.

                                   (in thousands of dollars)
                                    As of December 31, 1998,
                                  and for the year then ended
                                --------------------------------
                                  Accounts
            Customer             Receivable           Revenue
    -------------------------   -------------      -------------
    VLSI Technology, Inc.          $       -         $      285
    TS/2 Inc.                              9                275
    STMicroelectronics SA and
      STMicroelectronics S.r.l           246                246
  Telex Communications, Inc.               -                189
    CleverDevices Ltd.                    23                119
    All Other                            438              2,210
                                -------------      -------------
                       Total      $      716        $     3,324
                                =============      =============

   The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness.

Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation:

   During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option and warrant incentive plans. (See Note 9.)

Reporting Comprehensive Loss:

   During  1998,  the  Company  adopted  Statement  of  Financial   Accounting
Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The provisions for SFAS No. 130 require the Company to report the change in the Company's equity during the period from transactions and events other than those resulting from investments by and distributions to the shareholders.

Segments of an Enterprise and Related Information:

   During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The provisions of SFAS No. 131 require the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments, the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts. Please refer to Note 14 and 15 for further information.


3.   Joint Ventures and Other Strategic Alliances:

   The following is a summary of certain of the Company's joint ventures and other strategic alliances as of December 31, 1998.

   The Company and certain of its majority-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its electronic systems and products containing such systems. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding generally includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1998, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

   Technology licensing fees and engineering and development fees paid by joint ventures to the Company are recorded as income since there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture.

   When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method. The aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero at December 31, 1998. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

   Certain of the joint ventures will be suppliers to the Company and to other of the joint ventures and will transfer products to the related entities based upon pricing formulas established in the agreements. The formula is generally based upon fully burdened cost, as defined in the agreements.

   Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees, engineering and development services and product sales were as follows:



                                               (in thousands of dollars)
                                                Years ended December 31,
                                          -------------------------------------
        Joint Venture/Alliance                 1996         1997         1998
 ---------------------------------------  -----------  -----------   ----------
Walker Noise Cancellation Technologies        $   90       $   61       $    -
Ultra Electronics, Ltd.                           62            -           68
Magneti Marelli S.p.A.                            28            -           80
Siemens Medical Systems, Inc.                    319          172          102
Foster/NCT Supply, Ltd.                           10           28            -
AB Electrolux                                     12           34            -
Hoover Universal, Inc.                           713            -            -
OnActive Technologies, LLC                         -            -           75
TS/2 Inc.                                          -            -          275
VLSI Technology, Inc.                              -            -          285
STMicroelectronics S.A. &                          -            -          246
    STMicroelectronics S.r.l
NXT plc                                            -        3,000            -
                                          -----------  -----------   ----------
                 Total                        $1,234       $3,295       $1,131
                                          ===========  ===========   ==========


   Outlined below is a summary of the nature and terms of selected ventures or alliances:

Joint Ventures:

   OnActive Technologies, L.L.C. ("OAT") and the Company entered into an Operating Agreement in December 1995 with Applied Acoustic Research, L.L.C., ("AAR") to design, develop, manufacture, market, distribute and sell flat panel transducers and related components for use in audio applications and audio systems installed in ground based vehicles. Initial capital contributions by the Company and AAR were nominal and neither company was required to make any additional contribution to OAT. In May 1996, the Operating Agreement was amended to include Johnson Controls, Inc.'s ("JCI's) $1.5 million, 15% equity interest in OAT and acquired exclusive rights in the automotive OEM market to certain of the Company's and AAR's related patents for a total of $1.5 million, which was paid 50/50 to the Company and AAR. In connection therewith, the Company recorded a license fee of $750,000 during the year ended December 31, 1996. The Operating Agreement provided that services and subcontracts provided to OAT by the Company, AAR, or JCI (collectively, the "Members"), are to be compensated by OAT at 115% of the Members fully burdened cost. However, during 1996, administrative services required by OAT were provided by the Company and not charged to OAT. During 1996 such services were nominal. As of December 31, 1995 the Company recognized $80,000 of income relating to its share of 1995 profit in OAT. As of December 31, 1996 the Company reversed the $80,000 of income which related to its share of the 1996 loss in OAT. On October 8, 1998, the Members signed a Redemption Agreement, an Amended and Restated License Agreement, a Termination Agreement, and a License Agreement (collectively, the "Termination Agreements") terminating the ownership interest of NCT Audio, a subsidiary of the Company. NCT Audio had its ownership interest in OAT redeemed by OAT in exchange for the rights and licenses granted NCT Audio, under the License Agreement together with a cash payment of seventy-five thousand dollars ($75,000), the discharge of any indebtedness of NCT Audio to OAT, the license to certain technology in accordance with specific terms and limitations set forth in that certain
Aftermarket-TDSS License, and the right to receive 22.5% (twenty-two and one half percent) of all royalties to be paid by JCI, relating to the licensing of that certain proprietary intellectual property of the Company known as Top Down Surround Sound ("TDSS").

Other Strategic Alliances:

   Ultra Electronics Ltd. (formerly Dowty Maritime Limited) and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra.

   In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1.5% of sales commencing in 1998. Under the agreement, Ultra also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed certain of the Company's employees.

   Accordingly, the Company recorded $2.6 million as a technology licensing fee relating to the net amount received from above noted amended teaming agreement and the licensing and royalty agreement in the first quarter of 1995. The Company has recognized $68,000 in royalty revenue in 1998.

   New Transducers Ltd.(NXT), a wholly-owned subsidiary of NXT plc (formerly Verity Group PLC ) and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under terms of the Cross License, the Company licensed patents and patents pending which relate to FPT technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee receivable from NXT as well as royalties on future licensing and product revenue. The Company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross License in the event a default in a certain payment to be made by the Company under the Cross License continued beyond fifteen days. Concurrent with the Cross License, the Company and NXT plc executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified amount of the common stock of the other subject to certain conditions and restrictions. With respect to the Company's option to NXT plc (the "NXT plc Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company are covered by such option and the Company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc are covered by the option granted by NXT plc to the Company. The exercise price under each option is the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") terminating the Cross License, the Security Deed, the NXT plc Option and the Registration Rights Agreement and replacing them with new agreements (respectively the "New Cross License", the "New Security Deed", the "New NXT plc Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock; and reducing the exercise price under the option granted to NXT plc to purchase shares of the Company's common stock to $0.30 per share. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and the New Security Deed and replacing them with new agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by the most recent agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the Company, and the acceleration of the date on which the parties can exercise their respective stock purchase option to September 27, 1997. On February 9, 1999 NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000 in 1999, to be paid in equal quarterly installments.

   TS/2, Inc. ("TS/2"). On January 23, 1998, NCT Audio entered into an agreement with TS/2. Under the terms of the agreement, NCT Audio granted TS/2 a non-exclusive license to market NCT Audio's Gekko(TM) flat speakers in the pro-audio market. NCT Audio recorded $0.3 million license fee and is entitled to future per-unit revenues on Gekko(TM) products sold by TS/2 into the pro-audio market. NCT Audio recognized $0.4 million in marketing and product development expenses in connection with this agreement.

   VLSI Technology, Inc. ("VLSI"). On February 5, 1998, the Company entered into a license, engineering and royalty agreement with VLSI. Under the terms of the agreement, the Company has granted a non-exclusive license to VLSI for certain patents and patents pending which relate to the Company's ClearSpeech(R) technologies. Along with the license, the Company has recorded $0.3 million in related engineering revenue. The Company will recognize royalties on future products sold by VLSI incorporating the ClearSpeech(R) technology.

   STMicroelectronics SA & STMicroelectronics S.r.l ("ST"). On November 16, 1998, Advancel and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny 2J(TM)for Java(TM)
("t2J-Processor Core") to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The t2J-Processor Core is the ideal architecture to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, ID cards that provide authorized access to networks and subscriber identification modules that secure certain PCS cellular phones against fraud. Advancel recorded $0.2 million license fee in 1998 and an additional $0.4 million license fee is to be recorded upon making deliverables, along with $0.9 million minimum royalty over two years and $0.9 million research and engineering revenue.


4.   Inventories:

   Inventories comprise the following:

                                                (in thousands of dollars)
                                                      December 31,
                                               ----------------------------
                                                   1997            1998
                                               --------------   -----------

  Components                                   $     514        $    745
  Finished goods                                   1,291           3,083
                                               --------------   -----------
  Gross inventory                              $   1,805        $  3,828
  Reserve for obsolete & slow moving inventory      (472)           (508)
                                               --------------   -----------
  Inventory, net of reserves                   $   1,333        $  3,320
                                               ==============   ===========

5.   Property and Equipment:

   Property and equipment comprise the following:

                                              (in thousands of dollars)
                                 Estimated           December 31,
                               Useful Life    -------------------------
                                  (Years)        1997         1998
                               -------------  ------------ ------------

 Machinery and equipment           3-5         $  1,801     $  1,935
 Furniture and fixtures            3-5              869        1,057
 Leasehold improvements            7-10           1,177        1,038
 Tooling                           1-3              670          181
 Other                             5-10              74           60
                                              ------------ ------------
      Gross                                    $  4,591     $  4,271
 Less accumulated depreciation                   (3,447)      (3,274)
                                              ------------ ------------
      Net                                      $  1,144     $    997
                                              ============ ============

   Depreciation expense for the years ended December 31, 1996, 1997 and 1998 was $0.5 million, $ 0.6 million and $0.5 million, respectively.


   6. Other Assets:

   On August 14, 1998, NCT Audio agreed to acquire substantially all of the business assets of Top Source Automotive, Inc. ("TSA"), an automotive original equipment audio system supplier. On June 11, 1998, NCT Audio paid a non-refundable deposit of $1,450,000 towards the purchase price, which is included in other assets. The total cash purchase price is $10,000,000, and up to $6,000,000 in possible future contingent payments to be paid in either NCT Audio common stock or cash, at the seller's election. The transaction is subject to approval of the shareholders of Top Source Technologies, Inc. ("TST"), TSA's parent company. On July 31, 1998, NCT Audio paid TST $2,050,000, to be held in escrow with securities and documentation necessary to represent beneficial ownership of 20% of the total equity rights and interests in TSA, until such time as TST's stockholders approve the sale of the business assets of TSA. Such approval was received on December 15, 1998, and at that time, the $2,050,000 was delivered to TSA. In return, NCT Audio took ownership of the documentation and securities. The Company has the exclusive option to purchase the assets of TSA at any time through March 31, 1999. If the acquisition of the 20% interest in TSA had occurred as of January 1, 1998, the Company's unaudited net loss and net loss per share basic and diluted would have been $(14.8) million and $(0.13), respectively.

      Unaudited summarized financial information of TSA is as follows:


                                   For the Twelve
                                    Months Ended
      (in thousands of dollars)   September 30, 1998
                                  ------------------
      Current assets                  $ 2,050
      Non-current assets                  383
      Current liabilities                 288
      Non-current liabilities               -

      Income statement data:
           Net revenues                10,815
           Gross profit                 3,398
           Net income                     632

   On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC dba Precision Power, Inc. ("PPI"), a supplier of custom automotive audio systems. In consideration, the members of PPI shall receive $2.0 million. NCT Audio also agreed to retire approximately $8.5 million of PPI debt. This acquisition is subject to NCT Audio's receipt of the necessary financing to close the transaction. In addition to the above, on June 17, 1998, NCT Audio provided a working capital loan in the amount of $0.5 million to PPI, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided an additional working capital loan in the amount of $1.0 million to PPI, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bear interest at a rate equal to the prime lending rate plus one percent (1.0%). The notes aggregating $1.5 million have been included in other assets.

7.   Other Liabilities:

   On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the Company granting the Company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology is $1,250,000, which was paid by a $150,000 cash payment and delivery of 1,250,000 shares of the Company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1,100,000, the Company will record a liability representing the cash payment due. On July 5, 1998 the Company paid IPI $50,000, which was held in escrow as security for the fulfillment of the Company's obligations, towards the liability. The Company has recorded a liability of $544,000 at December 31, 1998 representing the difference between the payment obligations and the net proceeds from the sale of shares of the Company's common stock received by IPI.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel Logic Corporation ("Advancel"), a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock (see Note 8) together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization (as defined in the Stock Purchase Agreement) for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. In connection therewith the Company recorded a $77,000 earnout at December 31, 1998. At December 31, 1998 the Company has a $100,000 note payable to a former employee of Advancel. The note bears interest at a rate of 8.25%, compounded annually and is due in two equal installments on December 1, 1998 and March 1, 1999. Such note is past due.


8.   Common Stock:

Private Placements and Stock Issuances:

   On March 28, 1996, the Company sold 2.0 million shares of its common stock in a private placement with an investor that provided net proceeds to the Company of $0.7 million.

   On April 10, 1996, the Company sold an additional 1.0 million shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.3 million.
Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1.0 shares subject to certain adjustments.

   On August 13, 1996, the three institutional investors converted their secured, convertible term notes and exercised their options in full. As a result, the Company issued 13.4 million shares, in the aggregate, of its common stock to such investors, received $3.45 million in cash and effected by conversion to its common stock the payment of the notes together with the accrued interest thereon.

   On August 29, 1996, the Company sold 1.8 million shares of its common stock to a foreign investor, which purchased 4.8 million shares of the Company's common stock in November, 1995. The Company received $0.9 million of net proceeds. The purchaser is subject to certain resale and transfer restrictions with respect to these shares.

   Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers (the "First Quarter 1997 Financing") from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company reserved 15 million shares of the Company's common stock for issuance upon such conversion. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.5 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model at $34,000 which was expensed as debt discount. The Company recorded a $1.4 million non-cash interest expense attributable to the conversions of the Debentures in the first and second quarters of 1997 as an adjustment during the fourth quarter of 1997. If the shares were issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.

   On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in a private placement that provided net proceeds to the Company of $0.5 million.

   On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio Products, Inc., in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly-owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPT(TM) and FPT(TM) based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by NXT plc and NXT under the Company's cross licensing agreements with NXT plc and NXT, (b) the ground based vehicle market licensed to OAT, (c) all markets for hearing aids and other hearing enhancing or assisting devices, and
(d) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and on-going future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with NXT plc and NXT to NCT Audio and to transfer the Company's interest in OAT to NCT Audio, which was then redeemed by OAT on October 8, 1998. (Please refer to Note 3 for further information.)

   Between October 10, 1997 and December 4, 1997 NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to NXT plc) for an aggregate purchase price of $4.0 million in a private placement pursuant to Regulation D under the Securities Act (the "NCT Audio Financing"). NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to convert their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market. During 1998, two NCT Audio shareholders have exercised their right to exchange 296 shares of NCT Audio common stock into 1,135,542 shares of NCT common stock under the terms noted above. In connection therewith the Company recorded goodwill of $556,000 which is being amortized over five years.

   Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Series C Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Series C Preferred Stock Private Placement"). The total 1997 Series C Preferred Stock Private Placement was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Series C Preferred Stock Private Placement were $11.9 million. Each share of the Series C Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series C Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. The shares of Series C Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Series C Registration Statement; or (ii) ninety (90) days after the date of filing of the Series C Registration Statement. Each share of Series C Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series C Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of
(x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series C Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the Series C Preferred Stock also provide that in no event shall the average closing bid price referred to in the Series C Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Series C Preferred Stock. Accordingly, 26.0 million shares of common stock which could be issuable upon conversion of the Series C Preferred Stock are included in the offering to which the prospectus relates. Under the terms of the Series C Subscription Agreements, the Company may be subject to a penalty if the Series C Registration Statement is not declared effective within one hundred twenty (120) days after the first closing of any incremental portion of the offering of Series C Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Series C Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Series C Subscription Agreements also provide that for a period commencing on the date of the signing of the Series C Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Series C Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Series C Preferred Stock. As of December 31, 1998, 10,850 shares of Series C Preferred Stock have been converted to 20,665,000 shares of NCT common stock.

   During 1998, the Board of Directors authorized the issuance of a total of 125,000 shares of the Company's common stock to an employee, two directors and a consultant in connection with their services to the Company. The Company valued these shares at $97,000, representing the fair value on the date of issuance.

   On July 15, 1998 the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing Products, Inc. ("NCT Hearing") in consideration for 6,400 shares of NCT Hearing common stock whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Hearing common stock and running royalties payable with respect to NCT Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

   On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act of 1933, as amended (respectively "Regulation D" and the "Securities Act"), to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement. The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement ("the Series D Registration Statement") covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series D Registration Statement; or (iii) the effective date of the Series D Registration Statement. The Series D Registration Statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series D Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series D Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the Series D Preferred Stock also provide that in no event shall the conversion price referred to in the Series D Conversion Formula be less than $0.50 per share and in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock have been converted to 12,273,685 shares of NCT common stock.

   On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and nonassessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements NCT Audio is required to file a registration statement ("NCT Audio Registration Statement") covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the Company becomes a "reporting company" under the Exchange Act. The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the Company becomes a "reporting company" under the Exchange Act. Each share of Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the Series A Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series A Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio Registration Statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's
Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders have exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Convertible Preferred Stock.

   On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel. The acquisition was pursuant to the Stock Purchase Agreement. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder shall have the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values as follows:

   Asset acquired and liabilities assumed:

            Current assets                                       $   368,109
            Property, plant and equipment                              4,095
            Goodwill                                               1,018,290
            Other assets                                              13,486
            Current liabilities                                     (485,040)
            Unearned portion of compensatory stock                   141,251
                                                                 ------------
            Cost of acquisition (including expenses of $60,191)  $ 1,060,191

   The acquisition has been accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Advancel from the date of acquisition. Goodwill on acquisition is being amortized over five years.

   At the Annual Meeting of Stockholders held on October 20, 1998, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 185 million to 255 million shares. Such action was deemed by the Board of Directors to be in the best interest of the Company to make additional shares of the Company's common stock available for an increase in the number of shares of common stock covered by the 1992 Plan pursuant to an amendment of the 1992 Plan approved by the stockholders at such Annual Meeting, and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible to common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

   On November 24, 1998, the Company paid $1,000 in consideration for a wholly-owned subsidiary, DistributedMedia.com ("DMC"). DMC was formed to develop, install, and provide an audio/visual advertising medium within commercial/professional settings.

   On December 30, 1998, the Company entered into a series of subscription agreements (the " Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the "
Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement). The sale of 8,145 shares of Series E Preferred Stock having an aggregate $8.1 million stated value was completed on March 12, 1999. The Company received net proceeds of $1.8 million from the 1998 Series E Preferred Stock Private Placement through March 24, 1999. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements the Company is required to file a registration statement ("the Series E Registration Statement") on (i) Form S-3 on or prior to the date which is no more than sixty (60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the Registrable Securities. The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Registration Statement; or (iii) the effective date of the Series E Registration Statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series E Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series E Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of December 31, 1998, no shares of Series E Preferred Stock have been converted into NCT common stock.

   In connection with the Series E Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock.

   Common Shares Available for Common Stock Options, Warrants and Convertible
   Securities:

   At December 31, 1998, the aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants was 30.6 million shares (see Note 9), and the aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series C Convertible Preferred Stock was 1.5 million shares. The Company also has reserved 15.4 million shares of common stock for issuance to certain holders of NCT Audio common stock upon their exercise of certain rights to exchange their shares of NCT Audio common stock for shares of the Company's common stock, 26.0 million shares of common stock for issuance upon the conversion of the 1998 Series D Preferred Stock Private Placement and 30.0 million shares of common stock for issuance upon the conversion of the 1998 Series E Preferred Stock Private Placement. At December 31, 1998, the number of shares available for the exercise of options and warrants was 39.4 million and of the outstanding options and warrants, options and warrants to purchase 22.6 million shares were currently exercisable. Common shares issued and issuable exceed the number of shares authorized at December 31, 1998. However, should shares of common stock issued reach the authorized limit, shares in excess of the limit will be borrowed from the 1992 Plan.

   Stock Subscription Receivable:

   The $0.4 million stock subscription receivable at December 31, 1997 represents a receivable of $0.1 million due from a director, which was paid with 157,956 shares of NCT common stock in 1998, and a $0.3 million receivable from the escrow agent for the NCT Audio financing which was paid on June 30, 1998.

   The $4.0 million subscription receivable at December 31, 1998 represents a receivable due from the Series E Subscription Agreements. Net proceeds to the Company as of March 24, 1999 was $1.8 million.


9.   Common Stock Options and Warrants:

   The Company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1996, 1997 and 1998 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with the methodology prescribed under SFAS No. 123, the Company's net loss would have been $(12.8) million, $(15.8) million and $(19.0) million, or $(0.13), $(0.14) and $(0.16)
basic and diluted per share in 1996, 1997 and 1998, respectively. The fair value of the options and warrants granted in 1996, 1997 and 1998 are estimated in the range of $0.48 to $0.58, $0.16 to $4.07 and $0.24 to $0.81 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%, volatility of 1.225,
1.289 and 1.307 in 1996, 1997 and 1998, respectively, risk free interest rates in the range of 5.05% to 6.50%, 5.79% to 6.63% and 5.28% to 5.55% for 1996, 1997
and 1998, respectively, and expected life of 3 years. The weighted average fair value of options granted during 1996, 1997 and 1998 are estimated in the range of $0.49, $0.13 to $0.58, and $0.53 per share, respectively also using the Black-Scholes option-pricing model.

Stock Options:

   The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

   Information with respect to 1987 Plan activity is summarized as follows:

                                            Years Ended December 31,
                       ------------------------------------------------------------------
                               1996                  1997                     1998
                       ------------------------------------------------------------------
                                   Weighted               Weighted              Weighted
                                   Average                Average               Average
                                   Exercise               Exercise              Exercise
                       Shares      Price      Shares      Price       Shares    Price
                       ------------------------------------------------------------------
Outstanding at
beginning of year      1,540,000    $0.56     1,500,000    $0.54      1,350,000  $0.51
Options granted                -        -     1,350,000    $0.51              -      -
Options exercised              -        -             -        -              -      -
Options canceled,
expired or forfeited     (40,000)   $1.31    (1,500,000)   $0.54              -      -
                       ----------            -----------             ----------
Outstanding at end of
year                   1,500,000    $0.54     1,350,000    $0.51      1,350,000  $0.51
                       ==========            ===========              =========
Options exercisable
at year-end            1,500,000    $0.54     1,350,000    $0.51      1,350,000  $0.51
                       ==========            ===========              =========

   As of December 31, 1998, options for the purchase of 217,821 shares were available for future grant under the 1987 Plan.

   The Company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from
(i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

   Information with respect to non-plan stock option activity is summarized as follows:

                                       Years Ended December 31,
                       ---------------------------------------------------------------
                             1996                  1997                  1998
                       ---------------------------------------------------------------
                                  Weighted              Weighted              Weighted
                                  Average               Average               Average
                                  Exercise              Exercise              Exercise
                       Shares     Price       Shares    Price       Shares    Price
                       ---------------------------------------------------------------
Outstanding at
beginning of year       403,116   $1.04        372,449  $1.08      4,319,449  $0.36
Options granted               -       -      7,844,449  $0.41              -      -
Options exercised       (26,667)  $0.50              -      -              -      -
Options canceled,
expired or forfeited     (4,000)  $1.33     (3,897,449) $0.53              -      -
                        -------              ---------            ---------
Outstanding at end of
year                    372,449   $1.08      4,319,449  $0.36     4,319,449   $0.36
                        =======              =========            =========

Options exercisable
at year-end             370,449   $1.07      4,319,449  $0.36     4,319,449   $0.36
                        =======              =========            =========

   On October 6, 1992, the Company adopted a stock option plan as amended, the 1992 Plan, for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, certain consultants and certain directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. The 1992 Plan was also amended to eliminate the automatic grant of 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors and to eliminate the automatic grant of 5,000 shares of the Company's common stock to each non-employee director for services as a director of the Company for each subsequent election.

   Information with respect to 1992 Plan activity is summarized as follows:

                                           Years Ended December 31,
                       --------------------------------------------------------------------
                                1996                  1997                    1998
                       --------------------------------------------------------------------
                                    Weighted               Weighted               Weighted
                                    Average                Average                Average
                                    Exercise               Exercise               Exercise
                           Shares   Price        Shares    Price        Shares    Price
                       --------------------------------------------------------------------
Outstanding at
beginning of year      4,004,248    $1.00      6,022,765   $0.86     9,029,936    $0.72
Options granted        2,156,500    $0.67      4,652,222   $0.55    21,989,000    $0.69
Options exercised       (33,533)    $0.75     (1,141,795)  $0.64        (1,561)   $0.27
Options canceled,
expired or forfeited   (104,450)    $1.37       (503,256)  $0.99   (11,185,554)   $1.03
                      ---------                ---------            ----------
Outstanding at end of
year                  6,022,765     $0.86      9,029,936   $0.72    19,831,821    $0.52
                      =========                =========            ==========

Options exercisable
at year-end           5,835,265     $0.86      6,592,436   $0.73    12,053,571    $0.60
                      =========                =========            ==========

   As of December 31, 1998, options for the purchase of 8,515,776 shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

   On November 15, 1994, the Board of Directors adopted the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan"), as amended. Under the Directors Plan 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Common Stock on the grant dates, and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

   Information with respect to Directors Plan activity is summarized as follows:

                                         Years Ended December 31,
                       -------------------------------------------------------------------
                               1996                 1997                    1998
                       -------------------------------------------------------------------
                                   Weighted             Weighted                 Weighted
                                   Average              Average                  Average
                                   Exercise             Exercise                 Exercise
                          Shares   Price      Shares    Price        Shares      Price
                       -------------------------------------------------------------------
Outstanding at
beginning of year        821,000   $0.73      746,000   $0.73        746,000     $0.73
Options granted                -       -            -       -              -         -
Options exercised              -       -            -       -              -         -
Options canceled,
expired or forfeited     (75,000)  $0.75            -       -              -         -
                        --------              -------                -------
Outstanding at end of
year                     746,000   $0.73      746,000   $0.73        746,000     $0.73
                        ========              =======                =======
Options exercisable
at year-end              746,000   $0.73      746,000   $0.73        746,000     $0.73
                        ========              =======                =======

   As of December 31, 1998, there were 75,000 options for the purchase of shares available for future grants under the Directors Plan.

   The following information summarizes information about the Company's stock options outstanding at December 31, 1998:


                                                 Options Outstanding               Options Exercisable
                                        ------------------------------------     -----------------------
                                                         Weighted
                                                         Average
                                                         Remaining    Weighted                   Weighted
                                                         Contractual  Average                    Average
                    Range of              Number         Life         Exercise     Number        Exercise
      Plan          Exercise Price        Outstanding    (In Years)   Price        Exercisable   Price
----------------    --------------        -----------    -----------  --------     -----------   --------

1987 Plan           $0.50 to $0.63         1,350,000        0.18        $0.51       1,350,000     $0.51
Non-Plan            $0.27 to $5.09         4,319,449        3.14        $0.36       4,319,449     $0.36
1992 Plan           $0.22 to $4.00        19,831,821        6.83        $0.52      12,053,571     $0.60
Director's Plan     $0.66 to $0.75           746,000        0.88        $0.73         746,000     $0.73


Warrants:

   The Company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Warrants are generally exercisable over a five to ten year period as determined by the Board of Directors. Warrants generally vest on the grant date.

   Information with respect to warrant activity is summarized as follows:

                                               Years Ended December 31,
                      ------------------------------------------------------------------------
                                  1996                    1997                   1998
                      ------------------------------------------------------------------------
                                      Weighted                Weighted               Weighted
                                      Average                 Average                Average
                                      Exercise                Exercise               Exercise
                          Shares      Price       Shares      Price       Shares     Price
                      ------------------------------------------------------------------------
Outstanding at
beginning of year       4,032,541     $0.71     3,888,539     $0.72     3,146,920    $0.81
Warrants granted                -         -     2,846,923     $0.76     1,588,164    $0.92
Warrants exercised       (144,002)    $0.45      (854,119)    $0.41             -        -
Warrants canceled,
expired or forfeited            -         -    (2,734,423)    $0.75      (362,400)   $1.16
                        ---------               ---------               ---------
Outstanding at end
of year                 3,888,539     $0.72     3,146,920     $0.81     4,372,684    $0.82
                        =========               =========               =========

Warrants exercisable
at year-end             3,888,539     $0.72     3,146,920     $0.81     4,172,684    $0.86
                        =========               =========               =========

   The following table summarizes information about warrants outstanding at December 31, 1998:




                              Warrants Outstanding                Warrants Exercisable
                    ----------------------------------------    ------------------------
                                      Weighted
                                      Average
                                      Remaining     Weighted                    Weighted
                                      Contractual   Average                     Average
Range of            Number            Life          Exercise    Number          Exercise
Exercise Price      Outstanding       (In Years)    Price       Exercisable     Price
--------------      -----------       -----------   --------    -----------     --------
$0.50 to $4.00       4,372,684           2.02        $0.82       4,172,684       $0.86

10.  Related Parties:

   Environmental Research Information, Inc.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Chairman of the Board of Directors of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. During the fiscal year ended December 31, 1998, the Company was not required to make any such payments to ERI under these agreements.

   Quiet Power Systems, Inc.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1993, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew.

   For the years ended December 31, 1996, 1997 and 1998 the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1996, 1997 and 1998 no payments were required to be made to QSI.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 as provided in the May 1995 letter agreement. In addition, the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

   As of December 31, 1998, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services.

   Other Parties

   The President and Chief Executive Officer, who is also a stockholder of the Company, receives an incentive bonus equal to 1% of the cash received by the Company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1997 and 1998, approximately $243,000 and $206,000 was incurred in connection with this arrangement.

   During 1996, 1997 and 1998, the Company purchased $0.6 million, $0.7 million and $0.2 million, respectively, of products from its various manufacturing joint venture entities.


11.  Income Taxes:

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment, compensation expense related to warrants, options and reserves. The adoption of the aforementioned accounting standard had no effect on previously reported results of operations.

   At December 31, 1998, the Company had available net operating loss carryforwards of approximately $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes which expire as follows:

                            (in thousands of dollars)
                               Net          Research and
                           Operating       Development
                Year        Losses           Credits
                          ------------    --------------
                1999          $   151            $   --
                2000              129                --
                2001              787                --
                2002            2,119                --
                2003            1,974                --
                2004            1,620                --
                2005            3,870               141
                2006            1,823               192
                2007            6,866               118
                2008           13,456               321
                2009           16,293               413
                2010            9,415                61
                2011            9,051                67
                2012            4,902 (1)           267
                2018           13,314 (2)
                          ------------    --------------
               Total          $85,770            $1,580
                          ============    ==============

(1) Includes approximately $1.2 million net operating loss relating to NCT Audio Products, Inc.
(2) Includes approximately $4.4 million net operating loss relating to NCT Audio Products, Inc.

   The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $3.3 million, $3.0 million and $1.4 million in 1996, 1997 and 1998, respectively.

   The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences as well as federal net operating loss and research and development credit at December 31, 1997 and 1998 were as follows:

                                               (in thousands of dollars)
                                               -------------------------
                                                  1997           1998
                                               ---------      ----------
   Accounts receivable                         $    207       $     157
   Inventory                                        191             173
   Property and equipment                            68              68
   Accrued expenses                                  69              65
   Stock compensation                             2,698           2,711
   Other                                            299             349
                                               ---------      ----------
      Total temporary differences              $  3,532       $   3,523
   Federal net operating losses                  26,149          27,258
   Federal research and development credits       1,313           1,580
                                               ---------      ----------
                                               $ 30,994       $  32,361
   Less: Valuation allowance                    (30,994)        (32,361)
                                               ---------      ----------
      Deferred taxes                           $      -       $       -
                                               =========      ==========


12.  Litigation:

   On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunale di Milano, Milano, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the Company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lira; and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable and in any case for no less than 500 million Lira. The Company has retained the Italian law firm Verusio e Cosmelli, Giovanni Verusio, Esq., a member of that firm, as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit, (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement, and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities. . A preliminary hearing before the Tribunal was held on May 30, 1996, certain pretrial discovery has been completed and a hearing before a Discovery Judge was held on October 17, 1996. Submission of the parties' final pleadings were to be made in connection with the next hearing which was scheduled for April 3, 1997. On April 3, 1997, the Discovery Judge postponed this hearing to May 19, 1998, due to a reorganization of all proceedings before the Tribunal of Milan. At the hearing on May 19, 1998, the Discovery Judge established dates for the parties to submit final pleadings and set September 22, 1998 as the date to send the case before the Tribunal of Milan sitting in full bench. As of the date hereof the Company has not been informed of any decision of the Tribunal. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.

   By a letter dated September 9, 1997, outside counsel to Andrea Electronics Corporation ("AECorp.") notified the Company that AECorp. believed the Company's use of the term "ANR READY" constituted the use of a trademark owned by AECorp. The Company has also been informed by representatives of existing and/or potential customers that AECorp. has made statements claiming the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe a patent owned by AECorp. On March 25, 1998, the Company received from AECorp.'s intellectual property counsel a letter dated March 24, 1998, announcing  and  notifying  the Company of the  issuance of U.S.  patent  Number
5,732,143 to AECorp. and enclosing a copy of the patent. The subject letter appears to be one of notice and information and did not contain any claim of infringement. Following that date, additional correspondence was exchanged between Company Counsel and counsel to AECorp. The Company again was informed by representatives of existing, and/or potential customers that AECorp. was continuing to make statements inferring that the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe patents owned by AECorp. On October 9, 1998 the Board of Directors of the Company authorized the commencement of litigation against AECorp. On November 17, 1998 the Company and NCT Hearing filed a complaint in the United States District Court, Eastern District of New York against Andrea Electronics Corporation ("AECorp.") requesting that the Court enter judgment in their favor as follows:
(i) declare that the two subject AECorp. patents and all claims thereof are invalid and unenforceable and that the Company's products do not infringe any valid claim of the subject AECorp. patents; (ii) declare that the subject AECorp. patents are unenforceable due to their misuse by AECorp.; (iii) award compensatory damages in an amount of not less than $5,000,000 as determined at trial and punitive damages of $50,000,000 for AECorp.'s tortious interference with prospective contractual advantages of the Company; (iv) enjoin AECorp. from stating in any manner that the Company's products, or the use of the Company's products infringe on any claims of the subject AECorp. patents; and (v) award such other and further relief as the Court may deem just and proper. On or about December 30, 1998, AECorp. filed its Answer and Counterclaims against the Company and NCT Hearing. In its answer, AECorp. generally denies the Company's and NCT Hearing's allegations, asserts certain procedural affirmative defenses and brings counterclaims against the Company and NCT Hearing alleging that the Company has: (i) infringed the two subject AECorp. patents and AECorp.'s "ANR Ready" mark; (ii) violated the Lanham Act through the Company's use of such mark; and (iii) unfairly competed with AECorp. through the use of such mark. On or about January 26, 1999, the Company and NCT Hearing filed a Reply to AECorp.'s counterclaims generally denying AECorp.'s counterclaims, asserting certain affirmative defenses to AECorp.'s counterclaims and requesting that: (i) the counterclaims be dismissed with prejudice; (ii) the Court enter judgment that the term "ANR Ready" is not a valid trademark; (iii) the Court enter judgment that the Company and NCT Hearing have not infringed any trademark right of AECorp.; (iv) the Court enter judgment that the Company and NCT Hearing have not engaged in any form of federal or state statutory or common law unfair competition; (v) the Court enter judgment that AECorp. is precluded from recovery of any claim of right to the term "ANR Ready" by the equitable doctrine of estoppel; (vi) the Court enter judgment that AECorp. is precluded from recoving any damages from the Company and NCT Hearing by the equitable doctrine of laches; (vii) the Court award the Company and NCT Hearing their costs and reasonable attorneys' fees; and (viii) the Court enter judgment granting the relief requested in the Company's and NCT Hearing's complaint as well as such other and further relief as the Court deems just and proper. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On September 16, 1997, Ally Capital Corporation ("Ally") filed suit against the Company, John J. McCloy, II, Michael J. Parrella, Jay M. Haft, and Alastair
J. Keith in the United States District Court for the District of Connecticut (the "District Court"). Mr. McCloy is a Director of the Company. Mr. Parrella is the President and Chief Executive Officer of the Company as well as a Director of the Company. Mr. Haft is a Director of the Company and Chairman of the Board of Directors. Mr. Keith is a former Director of the Company. The summons and complaint in this suit were served on the Company on January 16, 1998. Ally purports to be a creditor of ANVT. On September 14, 1994, the Company acquired certain assets of ANVT. Specifically, the Company acquired ANVT's patented and unpatented intellectual property, the rights and obligations under a defined list of agreements between ANVT and other parties relating to existing or potential joint ventures licensing agreements and other business relationships, and certain items of office and laboratory equipment. For these assets, the Company paid ANVT two hundred thousand dollars ($200,000.00) and issued ANVT two million (2,000,000) shares of the Company's common stock. Count 1 of the complaint alleges misrepresentation and deceit with respect to matters which allegedly were relevant to the ANVT transaction. Count 2 alleges negligent misrepresentation with respect to the same facts. Count 3 alleges unfair and deceptive trade practices in violation of Connecticut General Statutes ss.42-110a et sec. consisting of the actions described in Counts 1 and 2. In the complaint, Ally requests actual and punitive damages together with costs and attorneys fees under Count 1; actual damages together with costs and attorney fees with respect to Count 2; and, actual damages, treble damages and costs and attorney fees with respect to Count 3. Ally also requests such other further relief as may be just. It is not certain from the complaint what Ally is claiming as actual damages; although, Ally does state that its deficiency claim against ANVT as of August, 1994, was approximately six hundred twenty-one thousand dollars ($621,000.00) and that under the terms of the settlement agreement between Ally and ANVT, Ally is entitled to receive up to an additional six hundred three thousand eight hundred ninety-one dollars and ninety-seven cents ($603,891.97) from certain earn-out payments under the asset purchase agreement between ANVT and the Company. It is not clear whether Ally's deficiency claim against ANVT was calculated as being in addition to the value of the common stock of the Company which Ally received. The Company, through its special litigation counsel, obtained an extension of the time in which it must answer the complaint to March 4, 1998. On March 4, 1998, the Company, through such counsel, filed with the District Court a motion to dismiss the complaint or, in the alternative, to join necessary parties. On March 16, 1998, Ally filed a notice of voluntary dismissal as to the individual defendants, Messrs McCloy, Parrella, Haft and Keith. On March 25, 1998, Ally filed its opposition to the Company's motion to dismiss. On July 15, 1998 the Company paid plaintiff, Ally, twenty-five thousand ($25,000) dollars in settlement of the suit which was dismissed on behalf of all defendants with prejudice and without costs on July 16, 1998.

   On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit against the Company and Michael J. Parrella, President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County, Maryland. The summons and complaint alleges the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI under which SCI was to be paid commissions by the Company when the Company received capital from investors who purchased debentures or convertible preferred stock of the Company during a period presumably commencing on the date of the alleged contract and allegedly extending at least to May 1, 1998. In this regard, the complaint alleges that SCI by virtue of a purported right of first refusal that the Company did not honor, is entitled to commissions totaling $1,500,000 in connection with the Company's sale of $13,300,000 of preferred stock and a subsidiary of the Company's sale of $4,000,000 of stock convertible into stock of the Company. In the complaint SCI demands judgment against the Company for compensatory damages of $1,673,000, punitive damages of $50,000 and attorneys' fees of $50,000 and demands judgment against Mr. Parrella for compensatory damages of $150,000, punitive damages of $500,000 and attorneys' fees of $50,000 as well as unspecified other appropriate relief. On July 23, 1998 the Company and Mr. Parrella filed a motion to strike the complaint or in the alternative, to dismiss the tortious interference with contract claim and the punitive damages claim. On or about August 26, 1998 plaintiffs filed an amended complaint and a response to the Company's and Mr. Parrella's motion to strike. On September 15, 1998 the Company and Mr. Parrella filed a motion to strike the amended complaint. On or about September 25, 1998 the Company and Mr. Parrella served the plaintiff with their first request for the production of documents. On November 12, 1998, the Court granted the Company's and Mr. Parrella's motion to dismiss the tortious interference with contracts claim and the punitive damages claim. On or about November 25, 1998, SCI filed a second amended complaint, which abandoned the punitive damages claim and the claim against Mr. Parrella. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations.
However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On June 25, 1998, Mellon Bank FSB filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in the United States District Court, Southern District of New York. In the complaint, Mellon demands judgment against AWC and the Company in the amount of $326,000 by reason of its having paid each of AWC and the Company such sum when acting as escrow agent for the Company's private placement of securities with certain institutional investors identified to the Company by AWC. On or about July 27, 1998 AWC filed its Answer, Counterclaim and Cross-claim requesting: (i) dismissal of Mellon's Amended Complaint against AWC;
(ii)  commissions  in the amount of  $688,000  to be paid by the Company to AWC;
(iii) issuance to AWC of 784,905 shares of the Company's common stock registered for resale under the Securities Act of 1933, as amended; (iv) a declaration that AWC is entitled to retain the $326,000 sought by Mellon; and (v) delivery of a warrant to purchase 461.13 shares of common stock of NCT Audio. On or about August 20, 1998 the Company filed its reply to AWC's cross-claims. Discovery is currently taking place in this action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations.
However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

   On December 15, 1998, Balmore Funds, S.A. and Austost Anstalt Schaan filed suit against the Company's subsidiary, NCT Audio , and the Company in the Supreme Court of the State of New York County of New York. The complaint alleges an action for breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices under Section 349 of the General Business Law of the State of New York, and money had and received, all arising out of NCT Audio's and the Company's alleged unlawful conduct in connection with an agreement entered into with plaintiffs for the sale of shares of common stock of NCT Audio to the plaintiffs in a private placement in December 1997. In this regard, the complaint alleges that: (i) NCT Audio breached an alleged agreement with plaintiffs to register shares of NCT Audio's common stock purchased by plaintiffs  or,  in the  alternative,  shares  of  the  Company's  common  stock exchangeable for such shares of NCT Audio's common stock under certain circumstances and to pay penalties set forth in the alleged agreement; (ii) that NCT Audio made representations that were materially false and misleading through its facsimiles of non-negotiated agreements as substitutions for the alleged contract between the parties; (iii) that NCT Audio and the Company acted negligently and violated duties of full, fair and complete disclosure to the plaintiffs; (iv) that NCT Audio and the Company engaged in deceptive trade practices under Section 349 of the New York General Business Law; and (v) that as a result thereof, NCT Audio and the Company possess money that in equity and good conscience should not to be retained by NCT Audio and the Company. In the complaint the plaintiffs demand judgment against NCT Audio and the Company: (i) for damages in an amount to be determined but not less than $1,819,000; (ii) for punitive damages in the amount of $3,000,000; (iii) requiring NCT Audio and the Company to register the shares of common stock of NCT Audio held by the plaintiffs; (iv) alternatively, rescission with the return of plaintiffs' $1,000,000 plus interest; (v) for treble damages, reasonable attorney's fees and costs pursuant to Section 349 and 350 of the New York General Business Law; and
(vi) such other and further relief as the Court may deem just and proper. On January 14, 1999, NCT Audio and the Company filed removal papers to move the suit to the United States District Court for the Southern District of New York and on January 22, 1999, NCT Audio and the Company filed with that Court Defendants' Answer, Affirmative Defenses, Counterclaims and Third-Party Complaint. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.

   The Company believes there are no other patent infringement litigations, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on financial position and results of operations.

13.  Commitments and Contingencies:

   The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through April 2007 with various renewal options, as follows:

                                          (in thousands
                                           of dollars)
                -----------------------  ----------------
                     Year Ending
                     December 31,            Amount
                -----------------------  ----------------
                         1999                $  679
                         2000                   669
                         2001                   523
                         2002                    63
                         2003                    63
                      Thereafter                203
                                         ================
                         Total               $2,200
                                         ================

   Rent expense (net of sublease income) was $0.6 million, $0.4 million and $0.6 million for each of the three years ended December 31, 1996, 1997 and 1998, respectively.

   In April 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self-insured Benefit Plan through a commercial third party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $35,000. Benefit claims in excess of the above mentioned individual or the maximum aggregate stop loss are covered by a commercial third party insurance provider to which the Company pays a nominal premium for the subject stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of March 11, 1999, the Company was not aware of any material benefit claim liability.

   On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. In addition, ANVT is entitled to a future contingent earn-out based on revenues generated by the ANVT contracts assigned to the Company as well as certain types of agreements to be entered into by the Company with parties previously having a business relationship with ANVT. Future contingent payments, if any, will be charged against the associated revenues. As of the period ended December 31, 1998, no such contingent earn-out or payments were due ANVT.

   As of December 31, 1998, the Company is obligated under various agreements for minimum royalty payments as follows: $295,000, $335,000, $220,000, $240,000 and $60,000 for 1999, 2000, 2001, 2002 and each year thereafter.

   In connection with the acquisition of Advancel the Company entered into employment agreements with four employees. The Company is obligated under these agreements for $471,500 per annum through 2002.

14.  Business Segment Information:

                                                                        (in thousands of dollars)
                                       -------------------------------------------------------------------------------------------
                                                                                          Advancel
                                                                                           Logic      Total                Grant
                                       Audio    Hearing     Communications     Europe      Corp.     Segments    Other     Total
                                       -------------------------------------------------------------------------------------------
1998
Net Sales - External                   $   383  $  1,191      $   780         $   28       $   69    $  2,451   $     71  $  2,522
Net Sales - Other
Operating Segments                           2        23            6          1,113            -       1,144     (1,144)        -
License Fees and Royalties                 350        86           18              -          200         654        148       802
Interest Income                            110         -            -             15            -         125        313       438
Depreciation/Amortization                    5         -            -             38            8          51        979     1,030
Operating Income (Loss)                 (4,359)   (3,697)      (4,326)           (12)        (658)    (13,052)    (1,131)  (14,183)
Segment Assets                           6,752     2,449          301            218          922      10,642      4,823    15,465
Capital Expenditures                        33         8           21            102           34         198        350       548

1997
Net Sales - External                   $     4  $  1,709      $   127         $   67       $    -    $  1,907   $    181  $  2,088
Net Sales  -  Other
Operating Segments                           -         -            -            847            -         847       (847)        -
License Fees                             3,000         -          345              -            -       3,345        285     3,630
Interest Income                              -         -            -             18            -          18         99       117
Depreciation/Amortization                    -         -            -             44            -          44        855       899
Operating Income (Loss)                    785    (3,618)      (2,582)          (411)           -      (5,826)    (4,022)   (9,848)
Segment Assets                           2,333     1,227          397            301            -       4,258     13,103    17,361
Capital Expenditures                        12         5           13             26            -          56        188       244

1996
Net Sales - External                   $    42  $  1,333      $    27         $  407       $    -    $  1,809   $    117  $  1,926
Net Sales - Other
Operating Segments                           -         -            -            355            -         355   $   (355)        -
License Fees                                 -         2            -              -            -           2      1,236     1,238
Interest Income                              -         -            -              -            -           -         28        28
Depreciation/Amortization                    -         -            -             63            -          63        937     1,000
Operating Income (Loss)                 (1,451)   (2,492)      (2,266)          (912)           -      (7,121)    (3,704)  (10,825)
Segment Assets                               -     1,781          108            515            -       2,404      3,477     5,881
Capital Expenditures                        15        13            2             71            -         101         85       186

   Audio:

   NCT Audio is engaged in the design, development, and marketing of products which utilizes innovative FPT technology. The products available by NCT Audio are the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in many other markets including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets, as well as the multimedia markets. The principal customers are end users, automotive OEM's and manufacturers of integrated cabin management systems.

   Hearing:

   NCT Hearing designs, develops and markets ANR headset products to the communications headset market and the telephony headset market. The products consist of the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

   Communications:

   The communications division of the Company focuses on the telecommunications market and in particular the hands-free market. The communications technology
includes        ClearSpeech(R)-Acoustic        Echo       Cancellation       and
ClearSpeech(R)-Compression. ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming, and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intra- and internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices. The communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are OEM's, system integrators and end-users.

   Europe:

   The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to Audio, Hearing and Communications as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

   Advancel Logic Corporation:

   Advancel is a participant in the native Java embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++) significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

   Other:

   The Net Sales - Other Operating Segments primarily consists of intercompany sales and eliminated in consolidation. Segment assets consists primarily of corporate assets. Operating Loss primarily includes corporate charges.

15. Geographical Information (by country of origin) - Total Segments:

                                     (in thousands of dollars)
                                            December 31,
                              ----------------------------------------
                                 1996          1997          1998
                              ------------  ------------  ------------
     Revenues
        United States              $2,674        $2,089        $3,209
        Europe                        480         3,270            71
        Far East                       10           359            44
                              ------------  ------------  ------------
             Total                 $3,164        $5,718        $3,324
                              ============  ============  ============
     Net (Income) Loss
        United States              $9,752        $9,211       $13,728
        Europe                        912           411            12
        Far East                      161           226           443
                              ------------  ------------  ------------
           Total                  $10,825        $9,848       $14,183
                              ============  ============  ============
     Identifiable Assets
         United States             $5,366       $17,060       $15,166
         Europe                       515           301           218
         Far East                       -             -            81
                              ------------  ------------  ------------
             Total                 $5,881       $17,361       $15,465
                              ============  ============  ============


16.   Subsequent Events:

   On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note"), for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in the Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note, into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price shall be the lesser of (i) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion or (ii) the fixed conversion price of $0.237. In no event will the conversion price be less than $0.15 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999.

   On February 9, 1999 NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000 in 1999, to be paid in equal quarterly installments.

                               NCT GROUP, INC.
                            Corporate Information



Officers                                   Directors

Jay M. Haft                                Jay M. Haft
Chairman of the Board                      Chairman of the Board

Michael J. Parrella                        Michael J. Parrella
President and                              President and
Chief Executive Officer                    Chief Executive Officer

Irene Lebovics                             Stephan Carlquist
Executive Vice President, Marketing        Chairman, Audit Committee
Secretary                                  Chairman, Compensation Committee

Cy E. Hammond                              John J. McCloy II
Senior Vice President,
Chief Financial Officer                    Sam Oolie
Assistant Secretary and Treasurer

Paul Siomkos, P.E.
Senior Vice President, Operations

Michael A. Hayes, Ph.D.
Senior Vice President,
Chief Technical Officer

Irving M. Lebovics
Senior Vice President, Global Sales

Annual Meeting
The Annual Meeting of NCT Group, Inc. shareholders will convene at 2:00 PM on Thursday, June 24, 1999, at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905.


10-K Report
A copy of the Company's Annual Report, as amended, for the fiscal year ended December 31, 1998 on Form 10-K as filed with the Securities and Exchange Commission for 1998 on Form 10-K, with a list of Exhibits thereto, will be sent without charge to any shareholder of record or beneficial owner of shares of the Company's common stock upon receipt of written request addressed to:

                  Investor Relations
                  NCT Group, Inc.
                  One Dock Street, Suite 300
                  Stamford, CT  06902

Any Exhibit will be provided upon payment of the reasonable costs of producing such Exhibit.


Transfer Agent
Communications regarding stock transfers, lost certificates, and change of address should be directed to:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, NY  10005
                  (212) 936-5100


Stock Market Information

                                 1998                    1997
                         ----------------------   -------------------
                           HIGH         LOW        HIGH        LOW
                         ----------   ---------   --------   --------
            1st Quarter    15/16       14/16       29/32       3/8
            2nd Quarter    23/32       21/32       15/32      7/32
            3rd Quarter    9/16        17/32       1 1/8      7/32
            4th Quarter    11/32        9/32      2 1/32      9/16


Independent Accountants                   Corporate Offices
Richard A. Eisner & Company, LLP          NCT Group, Inc.
575 Madison Avenue, 7th Floor             1025 West Nursery Road, Suite 120
New York, NY  10022-2597                  Linthicum, MD 21090-1203
                                          (410) 636-8700